UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2021

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Statement

On June 1, 2021, Liberty Global plc (“Liberty Global”) completed the transactions (the “Transactions”) contemplated by the Contribution Agreement (the “Contribution Agreement”), dated May 7, 2020, by and among Liberty Global, Liberty Global Europe 2 Limited, a private limited company incorporated in England and Wales and a wholly-owned subsidiary of Liberty Global, VMED O2 U.K. Limited, a private limited company incorporated in England (the “U.K. Joint Venture”), Telefónica, S.A., a public limited liability company (sociedad anónima) formed in the Kingdom of Spain (“Telefónica”), and Telefonica O2 Holdings Limited, a private limited company incorporated in England and Wales and a wholly-owned subsidiary of Telefónica, as amended, pursuant to which Telefónica contributed its subsidiaries comprising its O2 mobile business in the United Kingdom to the U.K. Joint Venture, which holds Liberty Global’s subsidiaries comprising its Virgin Media business in the United Kingdom. The U.K. Joint Venture is owned 50:50 by Liberty Global and Telefónica. The Transactions were previously disclosed on the Current Report on Form 8-K of Liberty Global filed on May 13, 2020.

The Registrant reported the closing of the Transactions and certain related matters under Item 1.01 and Item 2.01 of its Current Report on Form 8-K, dated June 4, 2021 (File No. 001-35961) (the June 8-K), and undertook therein to file the financial statements required by Item 9.01(a) of Form 8-K (the “Historical Financial Statements”) and the pro forma financial information required by Item 9.01(b) of Form 8-K (the “Pro Forma Financial Information”), in each case, in connection with the closing of the Transactions, by amendment to the June 8-K within 71 calendar days after the date on which the June 8-K was required to have been filed.
The Historical Financial Statements and the Pro Forma Financial Information are being filed herewith under Item 9.01 of this Current Report on Form 8-K/A (Amendment No. 1).

Item 9.01 Financial Statements and Exhibits.

Item 9.01 is hereby amended in its entirety to read as follows:

(a)Financial Statements of Businesses Acquired

(b)Pro Forma Financial Information

2

(d)Exhibits.

Exhibit No.	Exhibit Name

2.1***
Contribution Agreement, dated May 7, 2020, by and among Liberty Global plc, Liberty Global Europe 2 Limited, Liberty Global Holdco Limited, Telefónica, S.A., and Telefonica O2 Holdings Limited (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Liberty Global plc filed on May 13, 2020)

10.1*	Shareholders Agreement, dated June 1, 2021, by and among Liberty Global plc, Liberty Global Europe 2 Limited, Liberty Global Holdco Limited, Telefónica, S.A., and Telefonica O2 Holdings Limited*

23.1	Consent of PricewaterhouseCoopers LLP**

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*     Filed with the Registrant's Form 8-K dated June 4, 2021
**     Filed herewith
***     Schedules and similar attachments to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K but will be provided to the U.S. Securities and Exchange Commission or its staff upon request.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: August 17, 2021
4

O2 Holdings Limited

Financial Statements

As of and for the years ended 31 December 2020 and 2019

O2 Holdings Limited

Report of Independent Auditors

To The Directors
O2 Holdings Limited

We have audited the accompanying consolidated financial statements of O2 Holdings Limited and its subsidiaries, which comprise the Group Statement of Financial Position as of 31 December 2020 and 2019, and the related Group Statement of Comprehensive Income, Group Statement of Changes in Equity and Group Statement of Cash Flows for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements as prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of O2 Holdings Limited and its subsidiaries as of 31 December 2020 and 2019, and the results of their operations and their cash flow for the years then ended as prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/PricewaterhouseCoopers LLP
Watford, United Kingdom
17 August 2021

O2 Holdings Limited

Group statement of comprehensive income

	Note	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Revenue	6	5,962	6,235
Operating costs	6	(5,006)	(5,262)
Net impairment losses on financial and contract assets	6	(164)	(149)
Operating profit	6	792	824
Share of profit of joint ventures	18	1	1
Financial income	10	24	18
Financial costs	10	(72)	(34)
Profit before taxation		745	809
Taxation expense	11	(137)	(168)
Profit for the year		608	641

Other comprehensive loss
Items that will not be reclassified to profit or loss:
Actuarial loss on retirement benefit obligations	32	(28)	(59)
Income tax related to other comprehensive loss	24	5	6

Other comprehensive loss for the year		(23)	(53)

Total comprehensive income for the year attributable to equity holders		585	588

The accompanying notes on pages F-8 to F-60 are an integral part of these financial statements.

O2 Holdings Limited

Group statement of financial position

		Group
	Note	31 December 2020 £m	31 December 2019 £m
Non-current assets
Property, plant and equipment	13	2,952	2,828
Right of use assets	14	460	612
Intangible assets	15	1,247	1,367
Goodwill	16	2,377	2,377
Trade and other receivables	20	250	341
Other financial assets	21	63	57
Retirement benefit asset	32	35	-
Investment in joint venture	18	9	8
Deferred tax assets	24	4	7
		7,397	7,597
Current assets
Inventories	19	127	125
Trade and other receivables	20	1,722	1,714
Other financial assets	21	71	61
Cash and cash equivalents	29	164	305
		2,084	2,205
Current liabilities
Lease liabilities	23	(183)	(186)
Trade and other payables	25	(2,450)	(2,634)
Current tax liabilities		(5)	(73)
Provisions	26	(30)	(37)
		(2,668)	(2,930)
Net current (liabilities)/assets		(584)	(725)
Total assets less current liabilities		6,813	6,872
Non-current liabilities
Borrowings	22	(964)	(964)
Lease liabilities	23	(286)	(417)
Trade and other payables	25	(207)	(233)
Retirement benefit obligations	32	-	(16)
Deferred tax liabilities	24	(58)	(52)
Provisions	26	(65)	(73)
		(1,580)	(1,755)
Net assets		5,233	5,117
Equity
Share capital	28	12	12
Capital reserve	28	23	23
Retained earnings		5,198	5,082
Total equity attributable to equity holders		5,233	5,117

The accompanying notes on pages F-8 to F-60 are an integral part of these financial statements. The financial statements on pages F-4 to F-60 were approved by the Board of Directors and authorised for issue on 13 August 2021. They were signed on its behalf by:

Patricia Cobian
Director

O2 Holdings Limited

Group statement of changes in equity

	Group
	Share capital (Note 28) £m	Capital reserve (Note 28) £m	Retained earnings £m	Total equity £m
At 1 January 2019	12	23	5,044	5,079
Profit for the year	-	-	641	641
Other comprehensive loss	-	-	(53)	(53)
Total comprehensive income for the year	-	-	588	588
Dividends paid (Note 12)	-	-	(550)	(550)
At 31 December 2019	12	23	5,082	5,117
Profit for the year	-	-	608	608
Other comprehensive loss	-	-	(23)	(23)
Total comprehensive income for the year	-	-	585	585
Dividends paid (Note 12)	-	-	(469)	(469)
At 31 December 2020	12	23	5,198	5,233

The accompanying notes on pages F-8 to F-60 are an integral part of these financial statements.

O2 Holdings Limited

Group statement of cash flows

		Group
		Year ended 31	Year ended 31
		December	December
		2020	2019
	Note	£m	£m
Net cash inflow/(outflow) from operating activities	29	1,438	1,678
Purchase of property, plant and equipment & intangible assets		(880)	(904)
Purchase other financial assets		(16)	(35)
Proceeds from settlement of other financial assets		-	-
Share subscription in subdiary entity		-	-
Dividends received		-	-
Net cash (outflow)/inflow from investing activities		(896)	(939)
Repayment of borrowings		-	-
Proceeds from borrowings		-	-
Principal elements of lease payments		(203)	(164)
Lease interest paid		(5)	(14)
Other interest paid		(6)	(21)
Dividends paid	12	(469)	(550)
Net cash outflow from financing activities		(683)	(749)
Net (decrease)/increase in cash and cash equivalents		(141)	(10)
Cash and cash equivalents at beginning of period		305	315
Cash and cash equivalents at end of period		164	305

The accompanying notes on pages F-8 to F-60 are an integral part of these financial statements.

O2 Holdings Limited

Notes to the financial statements

1.    General information
O2 Holdings Limited and its subsidiaries and investees (“O2 Holdings”, “the Company”, the “O2 Group” or “the Group”) is a private company limited by shares and domiciled in the United Kingdom. It is incorporated in England and Wales under the Companies Act 2006 and registered in England and Wales under the number 02604354. The address of the Company’s registered office is 260 Bath Road, Slough, Berkshire SL1 4DX. The principal activity of the Group is the operation of a cellular communications network using spectrum held under licences granted in 1994, 2001, 2013 and 2018 to provide mobile communications services to its customers under the “O2” and “giffgaff” brands.
As at 31 December 2020 Telefónica, S.A. and its subsidiaries and investees (“Telefónica Group”), was the ultimate parent company of the Group and is a public limited company incorporated on April 19, 1924. Its registered office is at Gran Via 28, Madrid, Spain.
On 1 June 2021 the share capital of O2 Holdings Limited was sold to VMED O2 Limited, a joint venture company owned by Telefonica SA and Liberty Global plc. Therefore from this date onward the O2 Holdings Group had a new immediate parent and a new ultimate parent. For further details please refer to the subsequent events described in Note 37.
The functional currency of O2 Holdings Limited and its subsidiaries is considered to be pounds sterling because that is the currency of the primary economic environment in which each entity in the group operated. The consolidated financial statements are also presented in pounds sterling.

2.    Changes in accounting policies and disclosures
2.1    New and amended standards adopted by the Group
The Group has applied the following standards and amendments for the first time for the annual reporting period commencing 1 January 2020:

Definition of Material – amendments to IAS 1 and IAS 8
The IASB has made amendments to IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors which use a consistent definition of materiality throughout International Financial Reporting Standards and the Conceptual Framework for Financial Reporting, clarify when information is material and incorporate some of the guidance in IAS 1 about immaterial information.
In particular, the amendments clarify:
•that the reference to obscuring information addresses situations in which the effect is similar to omitting or misstating that information, and that an entity assesses materiality in the context of the financial statements as a whole, and
•the meaning of ‘primary users of general purpose financial statements’ to whom those financial statements are directed, by defining them as ‘existing and potential investors, lenders and other creditors’ that must rely on general purpose financial statements for much of the financial information they need.
The Group has analysed the amendment and concluded that they do not have impact on its consolidated financial statements, nor the comparative financial information however the change in definition is relevant to the user of the financial statements.
Other standards
The following amended standards and interpretations were also effective during the year, however, they have not had a material impact on our interim condensed consolidated financial statements.
•Amendments to references to Conceptual Framework in IFRS standards.
•Interest rate benchmark reform (Amendments to IFRS 9, IAS 39 and IFRS 7).
•Amendment to IFRS 3 – Definition of a business

O2 Holdings Limited

Notes to the financial statements

2.    Changes in accounting policies and disclosures (continued)
2.2    New standards and interpretations not yet adopted
Certain new accounting standards and amendments have been published that are not mandatory for the current reporting period and have not been early adopted by the Group as the adoption as the adoption of the following standards is not expected to have a material impact.

Annual periods beginning on or after
Amendment to IFRS 16 leases - Covid 19-related rent concessions	1 June 2020
Amendments to IFRS 4 Insurance Contracts – deferral of IFRS19	31 January 2021
Amendments to IFRS 3: Business Combinations	31 January 2022
Amendments to IAS 16: Property, Plant and Equipment	31 January 2022
Amendments to IAS 37 Provisions, Contingent Liabilities and Contingent Assets	31 January 2022
Annual Improvements 2018-2020	31 January 2022
IFRS 17: Insurance Contracts	31 January 2023
Amendments to IAS 1 Presentation of Financial Statements: Classification of Liabilities as current or non-current	31 January 2023
Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	To Be Determined

3.    Significant accounting policies
3.1     Basis of preparation
These financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (IASB).
The financial statements have been prepared using historical cost principles, except for the following:
•Certain trade receivables held to sell – measured at fair value through profit or loss
•Defined benefit pension plan – measured at fair value of plan assets
The principal accounting policies of the Group applied in the preparation of these financial statements are set out below. The IFRS accounting policies have been applied consistently to all periods presented.

3.2    Going concern
The Company’s business activity is that of a mobile cellular telecommunications provider and operator. Note 33 to the financial statements includes the Company’s objectives, policies and processes for managing its capital; its financial risk management objectives; and its exposures to credit risk, liquidity risk and interest rate risk. The Directors believe that the Company is well placed to manage its financing and business risks successfully.

The Company prepares detailed annual budgets and forecasts as part of its planning process. These budgets and forecasts are subject to rigorous review which include sensitivity testing of key assumptions, analysis of growth rates, market guidance and macroeconomic indicators. There are processes in place to review the appropriateness of financial outlooks regularly and monitor market activity on an ongoing basis. Rate and volume assumptions are stress tested and triangulated with market insight/trading updates as well as monthly results and third party economic/other relevant sources. The Directors have reviewed the budgets, forecasts and business plan which reflects our current view of the impacts of Covid

O2 Holdings Limited

Notes to the financial statements

3.    Significant accounting policies (continued)
3.2    Going concern (continued)
19 on the business for the period to 31 December 2022. The Company has proved to be resilient, but not entirely immune to the effects of Covid 19. The need for connectivity by our customers has been just as strong. The Company does not anticipate that an unexpected fall in volumes and/or prices will result in sustained losses that have a material impact on its ability to continue in operation. Having considered the impact of a severe but plausible downside scenario for Covid 19, operating profit is expected to be a significant positive number and thus causes no concern in respect of going concern considerations. The Company has demonstrated its ability to pull on sufficient levers to mitigate a significant impact on profitability and liquidity. In light of this, the Directors believe that the Company is well placed to continue to mitigate the impacts of Covid 19 during 2021 and beyond.

Telefonica UK and Virgin Media have combined to create a joint business plan for the JV. The joint business plan brings together forward looking forecasts for both businesses, with anticipated synergies and growth opportunities. The Directors have confidence that the new JV management team will be well placed to grow the business and ensure that the new JV will be stronger as a combined organisation.

The intercompany loans (including £524m owed to Telfin Ireland with a maturity date of 30 June 2022) were settled as part of the closing JV transaction. The loan repayments have been factored into the cashflow forecasts and sufficient liquidity exists to meet obligations as they fall due. The Directors do not consider the settlement of intercompany loans to pose any risks from a going concern perspective.

The Company is considered to be in a strong financial position as at 31 December 2020 and has identified no factors that cast doubt on its ability to continue as a going concern in future financial reporting periods. The Directors have noted no substantial doubt causing them to believe that the going concern assumption is not appropriate for the Company for the year ended 31 December 2020. Together with the commitment received from the ultimate parent company to continue providing financial support because of the net current liabilities position, the Directors have a reasonable expectation that the Company has adequate resources to continue in operational existence for the foreseeable future. As a result we continue to adopt the going concern basis of accounting in preparing the annual financial statements.

Operating items in the statement of comprehensive income are derived from the primary operations of the Group as a telecommunications provider. Items in the statement of comprehensive income recognised below operating profit represent activities that are not directly attributable to the Company's primary operations.

3.4    Basis of group accounting
The consolidated financial statements comprise the financial statements of the Company, its subsidiaries and its share of jointly controlled entities as at 31 December 2020.
Subsidiaries
Subsidiaries are all entities over which the Group has control. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:
•Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);

O2 Holdings Limited

Notes to the financial statements

3.    Significant accounting policies (continued)
3.4    Basis of group accounting (continued)
Subsidiaries (continued)
Exposure, or rights, to variable returns from its involvement with the investee; and
•The ability to use its power over the investee to affect its returns.
Generally, there is a presumption that a majority of voting right result in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:
•The contractual arrangement with the other vote holders of the investee;
•Rights arising from other contractual arrangements; or
•The Group’s voting rights and potential voting rights
The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control of the subsidiary.
The financial statements of all subsidiaries are included in the consolidated financial statements from the date when control commences until control ceases. All principal subsidiary undertakings' financial years are co-terminus with those of O2 Holdings Limited.

3.5    Joint arrangements
IFRS 11 establishes principles for the financial reporting of parties to joint arrangements. It defines joint control as the contractually agreed sharing of control of an arrangement, which exists only when the decisions about the relevant activities require the unanimous consent of the parties sharing control. Joint arrangements that meet the definition of a joint venture are accounted for using the equity method, while joint arrangements that meet the definition of joint operations are accounted for by integrating assets and liabilities, and the related revenues and expenses, in proportion to the joint operator's interest in the arrangement.
Joint operations
Upon adoption of IFRS 11 in 2014, the Group determined its interests in Cornerstone Telecommunications Infrastructure Limited, which is engaged in maintaining and managing the non-radio (passive) assets supporting the mobile wireless network of Vodafone Limited and Telefonica UK Limited, and in Digital Mobile Spectrum Limited, which is engaged in the provision of services in relation to spectrum auction obligations, to be classified as joint operations. These are accounted for as joint operations by recognising the assets and liabilities and the related revenues, expenses and share of commitments in proportion to the Group’s contribution to and participation in the joint operations.
Joint venture
The Group determined its interests in Tesco Mobile Limited to be classified as a joint venture. Under the equity method, the investment in an associate or a joint venture is initially recognised at cost. The carrying amount of the investment is adjusted to recognise changes in the Group´s share of net assets of the associate or joint venture since the acquisition date. The statement of comprehensive income reflects the Group’s share of the results of operations of the associate or joint venture. Note 18 includes details of the Group's joint ventures.

O2 Holdings Limited

Notes to the financial statements

3.    Significant accounting policies (continued)
3.6    Transactions eliminated on consolidation
Intra-group balances and transactions are eliminated in preparing the consolidated financial statements.

3.7    Foreign currencies
The individual financial statements of each Group company are presented in the currency of the primary economic environment in which it operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each group company are expressed in pounds sterling, which is the functional currency of the Company, and the presentation currency for the consolidated financial statements.
In preparing the financial statements, transactions in currencies other than the functional currency are recorded at the rates of exchange prevailing on the dates of the transactions. At each reporting date, the monetary assets and liabilities that are denominated in foreign currencies are retranslated at rates prevailing at each reporting date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.
Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are included in the profit of loss for the period. Exchange differences arising on the retranslation of non-monetary items carried at fair value are included in profit or loss of the period except for differences arising on the retranslation of non-monetary items in respect of which gains and losses are recognised directly in equity.
On consolidation, the assets and liabilities of the Group’s overseas operations are translated at the closing exchange rates on the balance sheet date. Income and expense items are translated at the average rates for the period. Exchange differences arising from the average or actual exchange rates used at the period end date, if any, are classified as equity and transferred to the Group’s translation reserve. Such translation differences are recognised as income or as expenses in the period in which the operation is disposed of.

3.8    Revenue from contracts with customers
Revenue, which excludes value added tax and other sales taxes, comprises mobile service revenue and hardware and other revenue (each as described in more detail below).
Mobile service revenue includes revenue earned for usage of the Group's wireless network for voice, text message and data transmission by the Group's customers, subscription fees (including those earned from the Group's MVNO partners), inbound roaming (earned from foreign mobile operators whose customers roam onto the Group's network), outbound roaming (earned from the Group's customers roaming outside their domestic coverage area) and interconnect revenue (earned from other telecommunication operators whose customers terminate calls on the Group's network). Subscription fees are recognised over the life of the contract. Roaming and Interconnect revenues are recognised over time on usage by the customer.
Hardware revenue principally consists of revenue from the sale of mobile devices, including smartphones and other mobile handsets sold through the Group's direct distribution channels under the Custom Plans proposition, where hardware is recognised as a separate performance obligation, as well as the sale of tablets, smart-tech (e.g. smart watches and fitness devices) and accessories (e.g. mobile phone cases, screen protectors, chargers, cables, portable batteries, headphones and speakers). Hardware revenue is recognised when the products are delivered to the customer. Hardware billing will typically include an upfront amount and the remaining payments are spread over the contract term. Where the implied financing element of these payments is significant when compared with the other performance obligations in the contract, a portion of the revenue is allocated to significant financing and is charged to the profit and loss as interest costs over the term of the contract.

O2 Holdings Limited

Notes to the financial statements

3.    Significant accounting policies (continued)
3.8    Revenue from contracts with customers (continued)
Other revenue principally consists of revenue from the Group's integrated mobile, Wi-Fi and fixed-line offerings to business customers and related business offerings, insurance sales and provision of services in respect of smart metering programme. These revenues are recognised on the provision of both goods and services, with revenue recognition on delivery of each separate performance obligation.
Under IFRS 15, for bundled packages that combine mobile service, hardware and other revenue, the total revenue is allocated to each performance obligation based on their standalone selling prices in relation to the total consideration of the package and is recognised when (or as) the obligation is satisfied, regardless of whether there are undelivered items. Consequently, when bundles include a price difference on equipment, the adoption of these new requirements results in an increase of revenues recognised from the sale of handsets and other equipment, generally recognised upon delivery to the end customer, offset by a reduction of ongoing service revenue over subsequent periods. To the extent that the packages are marketed at a price difference, the difference between the revenue from the sale of equipment and the consideration received from the customer upfront is recognised as a contract asset on the statement of financial position and amortised over the term of the contract.
Under IAS 18 Revenue, which was the revenue standard adopted in the year ended 31 December 2017 prior to the adoption of IFRS 15, the portion of the total consideration that was contingent upon delivery of undelivered elements was not allocated to delivered elements.
IFRS 15 requires the recognition of an asset for those incremental costs (sales commissions and other third party acquisition costs) directly related to obtaining a contract and that are expected to be recovered. These are subsequently amortised over the same period as the revenue associated with such asset. Costs to obtain a contract are expensed when incurred if the Group estimates that their amortisation period is one year or less.
Payment terms are generally standardised with 14 day terms for Consumers and 30 day terms for Business customers. No specific provision adjustments are made for payment terms.
3.9    Operating costs
Operating costs principally include costs of acquiring, retaining and servicing customers, network and non-network accommodation costs in relation to the Group’s properties, network maintenance costs, IT and system support costs and marketing costs. Marketing costs comprising advertising, promotion, sponsorship and communication are also expensed as incurred.
3.10    Staff costs
Staff costs comprise wages and salaries and related direct employment costs for permanent employees.

3.11    Employee benefits
Retirement benefit obligations
Telefonica UK Limited, a subsidiary of the Company, operates both defined benefit and defined contribution plans. A defined benefit plan is a pension plan that sets the amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation. A defined contribution plan is a pension plan under which the Company pays fixed contributions on behalf of employees and under which there is no legal or constructive obligation to pay further contributions for employees' service in the current and prior periods.
The Company participates in the Telefónica UK Pension Plan ("Plan"), which provides benefits for the majority of UK employees in the UK Group. During the period presented, the Plan had the following defined benefit and defined contribution schemes:
•The defined benefit scheme of the Telefónica UK Pension Plan;

O2 Holdings Limited

Notes to the financial statements

3.    Significant accounting policies (continued)
3.11    Employee benefits (continued)
Retirement benefit obligations (continued)
•The defined contribution scheme of the Telefónica UK Pension Plan; and
•The UK defined benefit Unfunded Plan.
On 28 February 2013 the defined benefit scheme of the Plan closed to further benefit accrual. Member benefits of the defined benefit scheme of the Plan will continue to be increased in deferment by reference to the Consumer Prices Index (see Note 32), but will not retain the link to any future increases in salary. Upon closure, members of the defined benefit scheme of the Plan were given the option to become members of the defined contribution scheme of the Plan. The defined contribution scheme of the Plan remains open to new entrants and further accrual. The assets of the Plan are held independently of the Company's finances.
In its capacity as a participating employer in the defined contribution scheme of the Plan, the Group pays contributions into the Plan on behalf of the employees. The Group has no further obligations once the contributions have been paid. The contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.
Telefonica O2 Holdings Limited (the Company’s ultimate UK parent company as at 31 December 2020, for further details please refer to Note 37) acted as Sponsor and Principal Employer of the Plan up to 14 December 2018. On this date a deed was signed by the trustees to transfer the plan into the Company as the majority of employees participating in the plan are employees of the Company. The transfer was made via a capital contribution from Telefonica O2 Holdings Limited for £23.1 million, being the net asset position of the plan on the transfer date. The corresponding net asset was recorded on the Group statement of financial position. The Company recognises only the unfunded defined benefit liability on its statement of financial position, as the unfunded scheme is exclusively related to the Company.
The asset or liability recognised in the statement of financial position in respect of defined benefit pension plan is the present value of the defined benefit obligation at the statement of financial position date less the fair value of the plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.
Accordingly all actuarial gains and losses are recognised in the statement of comprehensive income and expense in the period in which they arise.

Share-based payments
The Group recognises an expense for share awards and share options, which are equity settled, based on the fair value of the share awards or share options granted as compensation for the services rendered by employees. The fair value is calculated at the grant date using an adjusted statistical model and excludes the impact of non-market conditions. Instead, the expense is adjusted for the effect of non-market conditions at each reporting date through the number of share awards or share options expected to be exercisable.
The effect of market and non-vesting conditions is included in the fair value at the date of grant and is recognised as an expense in employee costs irrespective of whether the market or non-vesting condition is satisfied. Telefónica S.A. recharges the Group for the cost of share schemes and therefore the share-based transaction is not settled in the Group’s equity instruments.

O2 Holdings Limited

Notes to the financial statements

3.    Significant accounting policies (continued)
3.12    Financial income and expense
Financial income principally consists of interest income on Group deposits and gains arising from foreign exchange rate hedging instruments. Financial expense consists of interest expense on Group borrowings and losses arising from foreign exchange rate hedging instruments. The Group utilises foreign exchange rate hedging instruments to hedge foreign exchange rate exposure principally in respect of Euro and US dollar payments with regard to roaming agreements and not for speculative purposes.

3.13    Taxation
The charge for current tax is based on the results for the period as adjusted for items which are non-assessable or disallowed.
Deferred income tax is provided in full, using the statement of financial position liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax liabilities are recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable future taxable profits will be available against which deductible temporary differences can be utilised. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.
Deferred income tax and current tax is determined using tax rates (and laws) that have been enacted or substantively enacted and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.
Income tax relating to items recognised in other comprehensive income or in equity is also recognised directly in other comprehensive income or in equity respectively.
3.14    Dividends
Interim dividend distributions are recognised in the period in which they are paid. Final dividend distributions to the Company's shareholders are recognised as a liability in the financial statements in the period in which the dividends are approved by the Company's Board. Income is recognised when the company’s rights to receive the payment is established. Dividends received from subsidiary companies are recognised as finance income in the Company’s financial statements in the period in which the dividends are received.

3.15    Leases
The Group adopted the following IFRS 16 Leases accounting policies from 1 January 2019.
Adoption of IFRS 16 has resulted in almost all leases being recognised in the statement of financial position, since the distinction between operating and finance leases is removed for lessee accounting. Under the new standard, an asset (that is, the right to use the leased item) and a financial liability to pay rentals are recognised. The Group has elected not to apply the general requirements to short-term leases and leases of low-value assets. The Group has also elected not to recognise non-lease components separately from lease components for those classes of assets in which non-lease components are not significant with respect to the total value of the arrangement.
The Group acts as a lessee on a large number of lease agreements. These include leases of third party mobile masts (towers), circuits, office buildings and stores and land where towers are located. These contracts were generally accounted for as operating leases under previous accounting standards, with lease payments being recognised on a straight-line basis as an expense in the income statement over the contract term.
Right of use assets are initially recognised at the initial measurement of lease liabilities plus any lease payments made at or before the commencement date; less any lease incentives received; plus any initial

O2 Holdings Limited

Notes to the financial statements

3.    Significant accounting policies (continued)
3.15    Leases (continued)
direct costs incurred and an estimate of costs to be incurred in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease.
Right of use assets are subsequently measured using the cost model by charging depreciation to profit and loss over the term of the lease and adjusting for any remeasurement of the lease liability or impairment of the asset.
Lease liabilities are initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by interest rate implicit in the lease if it can be readily determined, or the incremental borrowing rate of interest required to finance the expected payments during the lease term. Lease payments included in initial measurement comprise fixed payments, less any incentives receivable; variable lease payments that depend on an index or rate; amounts expected to be paid under residual value guarantees; the exercise price of a purchase option if the Group is reasonably certain to exercise that option and payments for penalties for terminating the lease, if the lease term reflects the Group exercising an option to terminate the lease.
The Group determines the lease term as the non-cancellable term of the contract, together with any period covered by an extension (or termination) option whose exercise is discretionary for the Group, if there is reasonable certainty that it will be exercised (or it will not be exercised). In its assessment, the Group considers all available information by asset class in the industry and evaluates all relevant factors (technology, regulation, competition, business model) that create an economic incentive to exercise or not a renewal/cancellation option. In particular, the Group takes into consideration the time horizon of the strategic planning of its operations. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control that may affect its ability to exercise (or not to exercise) an option to extend or terminate (for example, a change in business strategy).
Lease liabilities are subsequently measured by increasing the carrying amount to reflect interest on the lease liability; reducing the carrying amount to reflect the lease payments made; and remeasuring the carrying amount to reflect any reassessment or lease modifications. Interest will be charged to profit and loss.
3.16     Property, plant and equipment
Property, plant and equipment are stated at historical cost less depreciation. The cost of property, plant and equipment includes directly attributable incremental costs incurred in their acquisition and installation. Subsequent costs are included in the assets' carrying amount or recognised as a separate
Depreciation is provided on property, plant and equipment from the date they are available for use over their estimated useful lives on a straight-line basis.
The lives assigned to property, plant and equipment are:

Land and buildings
Freehold Buildings	40 years
Leasehold buildings	Unexpired portion of lease or 40 years whichever is the shorter
Plant and equipment
Network assets	5 to 20 years
Computers and office equipment	2 to 5 years

The assets' useful lives and residual values are reviewed, and adjusted if appropriate, at each statement of financial position date. No depreciation is provided on freehold land or assets in the course of construction.

O2 Holdings Limited

Notes to the financial statements

3.    Significant accounting policies (continued)
3.16     Property, plant and equipment (continued)
An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on de-recognition of the asset (calculated as the difference between net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive income when the asset is derecognised.
Property, plant and equipment not in use are classified as assets in the course of construction and will not be depreciated. Once they are available for use they will be reclassified to the relevant category of property, plant and equipment and will be depreciated in line with the above accounting policy.

3.17    Intangible assets
Goodwill
Goodwill, arising from the purchase of subsidiaries, represents the excess of the cost of acquisition over the fair value of the Group's share of the net identifiable assets, liabilities and contingent liabilities acquired at the date of acquisition.
After initial recognition, goodwill is carried at cost, less any accumulated impairment losses. Goodwill is recognised as an asset denominated in the currency of the Group acquired and is tested for impairment annually, or more frequently if there are certain events or changes indicating the possibility that the carrying amount may not be fully recoverable. The potential impairment loss is determined by assessing the recoverable amount of the cash generating unit (or group of cash generating units) to which the goodwill is allocated from the acquisition date.

Radiocommunications Licences
Licence fees paid to the Government, which permit telecommunications activities to be operated for defined periods, are capitalised at cost less impairment losses and are amortised from the date of commercial launch of the service over the initial 20 year term of the licence on a straight line basis. The remaining useful lives of the licences are as follows:

Licence	Remaining useful life
3G – 1,800 MHz and 2,100 MHz	2 years
4G – 800 MHz	13 years
4G – 2.3 GHz	18 years
4G – 2.6 GHz	13 years
5G – 3.4 GHz	18 years

Software
Software is capitalised and measured at the cost incurred to acquire and bring into use the specific software. These costs are amortised over the estimated useful lives of the software of between 2 and 6 years on a straight line basis. Costs that are directly associated with the production of identifiable unique software products controlled by the Group, which are expected to generate economic benefits over a period of more than one year, are recognised as intangible assets. Computer software development costs recognised as intangible assets are amortised over the estimated useful lives of the software not exceeding 6 years on a straight line basis.
Development costs are only capitalised if the Group can demonstrate all of the following: the technical feasibility of completing the asset so that it will be available for use or sale; an intention to complete the

O2 Holdings Limited

Notes to the financial statements

3.    Significant accounting policies (continued)
3.17    Intangible assets (continued)
Software (continued)
asset and use or sell it; an ability to use or sell the asse; future economic benefit is expected; adequate technical, financial and other resources are available; and an ability to reliably measure expenditure.
Intangible assets not in use are classified as assets in the course of construction and will not be amortised. Once they are available for use they will be reclassified to the relevant category of intangible assets and will be amortised in line with the above accounting policy.
3.18    Impairment of non-financial assets
Non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell and its value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (“cash-generating units”).
3.19    Investments
Investments are stated at cost less provision for impairment. An impairment loss is recognised for the amount by which the investment’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an investment’s fair value less costs to sell and value in use.
3.20    Inventories
Inventories comprise mainly handsets and are stated at the lower of cost and net realisable value on a first-in, first-out basis, after provisions for obsolescence. Cost comprises costs of purchase and costs incurred in bringing inventory to its current location and condition.
3.21    Financial assets
(i) Classification
The Group classifies its financial assets in the following measurement categories:
•those to be measured subsequently at fair value (either through other comprehensive income or through profit or loss); and
•those to be measured at amortised cost.

(ii) Recognition and derecognition
Financial assets are recognised on the date the Group becomes a party to the contractual provisions of the instrument. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Trade receivables that are sold without recourse are derecognised at the point they are factored. Any fee incurred to effect factoring is netted against cash received and expensed in the income statement.

(iii) Measurement
At initial recognition, the group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

O2 Holdings Limited

Notes to the financial statements

3.    Significant accounting policies (continued)
3.21    Financial assets (continued)
(iv) Impairment
The Group assesses on a forward looking basis the expected credit losses associated with its financial assets carried at amortised cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk.
The Group provides services to individuals and business customers on credit terms. The Group expects that some debts due will not be paid as a result of the default of a small number of customers. The Group uses estimates based on historical results and future expectations, the economic and competitive environment and other relevant factors to determine the provision for credit losses. A significant, unanticipated downturn in the major economies that the Group operates in or negative industry trends could require an increase in the estimated level of debts that will not be collected, which would negatively impact the operating results. The level of provision required is reviewed on an ongoing basis. The carrying amount of credit losses provision for each reporting period is set out in Note 33.1.

3.22    Cash and cash equivalents
Cash and cash equivalents are carried in the statement of financial position at cost. Cash and cash equivalents includes cash on hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and short term deposits repayable on demand with Telefónica Finanzas S.A and Telfisa Global B.V., both of which are related parties. Bank overdrafts are shown within borrowings in current liabilities in the statement of financial position.

3.23    Borrowings
Borrowings are recognised initially at fair value. Subsequent to initial recognition, borrowings are stated at amortised cost with any difference between the cost and the redemption value being recognised in the statement of comprehensive income over the period of the borrowings on an effective interest basis. Accrued interest on borrowings is included within the carrying value.

3.24    Trade and other payables
Trade payables and other payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. They are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business, if longer). If not, they are presented as non-current liabilities.
Trade payables and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

3.25    Provisions
Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount can be made. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.
Restructuring provisions could comprise, amongst other items, employee termination payments, and these are recognised in the period in which the Group becomes legally or constructively committed to payment. A provision is made for the present value of the cost of restoration of mast sites at the date of acquisition of the site.

O2 Holdings Limited

Notes to the financial statements

4.    Accounting estimates and judgements
The preparation of financial statements in accordance with IFRS requires management to make judgements (other than those involving estimations) in the process of applying the Group’s accounting policies. It also requires the use of certain accounting estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates and a reasonably possible change in the facts and circumstances on which these estimates are based could have a material impact on the Group's earnings and financial position.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Significant accounting judgements
The Group has the following significant accounting judgement where making a different judgment may result in a material adjustment to the income and expenses reported for the period and to the carrying amounts of assets and liabilities at the end of the period.
Joint arrangements
The Group participates in a number of joint arrangements where control of the arrangement is shared with one or more other parties. Judgement is required to classify joint arrangements in a separate legal entity as either a joint operation or as a joint venture which depends on management’s assessment of the legal form and substance of the arrangement taking into account relevant facts and circumstances such as whether the owners have rights to substantially all the economic outputs and, in substance, settle the liabilities of the entity.
The classification can have a material impact on the consolidated financial statements. The Group accounts for its interest in its joint operation by recognising the assets and liabilities and the related revenues, expenses and share of commitments in proportion to the Group’s contribution to and participation in the joint operation.
The Group's investment and share of results of joint ventures are accounted for under the equity method where the share of results of joint ventures are shown within single line items in the consolidated statement of financial position and consolidated income statement respectively.
Revenue
Key judgements include revenue recognition and in particular the determination of stand-alone selling price for handsets by reviewing prices against external market conditions and handset airtime based on SIM only airtime pricing averaged over a rolling six month period when applying IFRS 15.
Litigation
Where the Group has identified the existence of a legal dispute, there is often a significant amount of judgement required when determining the likelihood, value and/or timing of any obligation that may exist.

Critical accounting estimates
The critical assumptions concerning the future and key sources of estimation uncertainty at the reporting period that may cause a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

O2 Holdings Limited

Notes to the financial statements

4.    Accounting estimates and judgements (continued)
4.1    Group pension benefits
The cost of the defined benefit pension plan and the present value of the pension obligation are determined using an actuarial valuation. An actuarial valuation involves making various assumptions. These include the discount rate, future salary increases, mortality rates and future pension increases. Due to the complexity of the valuation, the underlying assumptions and its long term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.
In determining the appropriate discount rate, management considers the interest rates of corporate bonds with at least an AA rating, with extrapolated maturities corresponding to the expected duration of the defined benefit obligation. The mortality rate is based on publically available mortality tables. Future salary increases and pension increases are based in expected future inflation rates.
Further details about the assumptions and sensitivities are given in Note 32.

Other key sources of estimation uncertainty
Other key sources of estimation uncertainty which are not expected to give rise to a material adjustment in the reporting period are discussed below.
4.3    Group property, plant and equipment and licences
Accounting for property, plant and equipment and licences involves the use of estimates and judgements for determining the useful lives over which they are to be depreciated or amortised and the existence and amount of any impairment.
Property, plant and equipment and licences are depreciated or amortised on a straight line basis over their estimated useful lives and taking into account their expected residual values. When the Group estimates useful lives various factors are considered including expected technological obsolescence and the expected usage of the asset. The Directors regularly review these asset lives and change them as necessary to reflect the estimated current remaining lives in light of technological changes, future economic utilisation and physical condition of the assets concerned. A significant change in asset lives can have a significant impact on depreciation and amortisation charges for the period.
It is not practicable to quantify the impact of changes in property, plant and equipment asset lives on an overall basis as asset lives are individually determined and there is a significant number of assets in use. The impact of any change would vary significantly depending on the individual changes in assets and the classes of assets impacted.
The Group assesses the impairment of property, plant and equipment and licences whenever there is reason to believe that the carrying value may not exceed the fair value and where a permanent impairment in value is anticipated. The determination of whether the impairment of these assets is necessary involves the use of estimates that includes, but is not limited to, the analysis of the cause of potential impairment in value, the timing of such potential impairment and an estimate of the amount of the impairment.

O2 Holdings Limited

Notes to the financial statements

4.    Accounting estimates and judgements (continued)
4.3    Group property, plant and equipment and licences (continued)
The Group considers technological obsolescence, discontinuance of services and other changes in circumstances as indications of the need to perform an impairment test. A significant change in the facts and circumstances that were relied upon in making the estimates may trigger the requirement for recording impairment and may have a material adverse impact on the operating results and financial condition of the Group. The carrying amount of property, plant and equipment and licences for each reporting period is set out in Notes 13 and 15 respectively.

4.4    Group provisions
Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount can be made. This obligation may be legal or constructive deriving from regulations, contracts, normal practices or public commitments that lead third parties to reasonably expect that the Group will assume certain responsibilities. The amount of the provision is determined based on the best estimate of the outflow of resources required to settle the obligation, taking into account all available information including but not limited to external legal advice, as appropriate.
Given the uncertainties inherent in the estimates used to determine the amount of provision, actual outflows of resources may differ from the amounts recognised originally on the basis of the estimates.

The asset retirement provision is based on assumptions covering the discount rate, expected lease renewals and the expected cost of restoring the sites. The payment dates of these asset retirement costs are uncertain but are currently anticipated to be over the next 17 years.
The carrying amount of provisions for each reporting period is set out in Note 26.

4.5        Group right of use assets and lease liabilities – lease terms
The lease term used in the calculation of right of use assets and lease liabilities is estimated. Lease term estimates are based on the non-cancellable period; plus periods covered by options to extend the lease, where such options depend only on the Group and where exercise is assessed to be reasonably certain, taking into account the specific situation of the lease.  In addition certain assumptions have been required to calculate the discount rate, based principally on the incremental borrowing rate of interest required to finance the expected payments during the lease term.

5.    Operating segments
As at 31 December 2020 and 31 December 2019, the Group had only one reportable segment, which is the mobile telecommunications business in the UK.
The mobile telecommunications segment derives revenue from the operation of a cellular communications network, and the sale of mobile and data services to the Group’s customer base.

O2 Holdings Limited

Notes to the financial statements

6.Revenue and operating profit

The total revenue and significant revenue streams for the period are detailed below:

	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Mobile service revenue	3,926	4,214
Hardware and other revenue	2,036	2,021
Total revenue	5,962	6,235
Operating costs (excluding depreciation, amortisation and management fees)	(3,963)	(4,241)
Impairment losses on financial and contract assets*	(164)	(159)
Reversal of impairment losses on financial and contract assets	-	10
Management fees**	(40)	(40)
Property, plant and equipment depreciation	(528)	(536)
Right of use asset depreciation	(198)	(181)
Intangible asset amortisation	(277)	(264)
Operating profit	792	824

* Contract assets were not impaired and that the impairment relates solely to trade receivables
** Management fees include payables to other Telefónica Group companies outside of the UK Group.

Group operating costs included:	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Cost of inventories recognised as an expense	1,466	1,463
Staff costs (Note 7)	408	412
Auditors’ remuneration	1	1
Capitalised development costs - permanent staff	(52)	(53)
Capitalised development costs - third party labour	(95)	(80)
Restructuring costs (Note 26)	-	27
Gain on disposal of property, plant and equipment	-	(6)
Other operating expenditure	2,235	2,477

7.    Employees

The costs incurred in respect of employees were:

	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Wages and salaries	325	333
Social security costs	40	39
Other pension costs (Note 32)	40	38
Share based payments (Note 31)	3	2
Total staff costs	408	412

O2 Holdings Limited

Notes to the financial statements

8.    Key management and Directors’ compensation
The Group’s employees and directors participated in a number of employee incentive share schemes operated by Telefonica S.A. (see Note 31 for further details).
No directors are members of the Company’s defined benefit pension scheme (2019: None). One director is a member of the defined contribution scheme (2019: One). One of the directors participated in long term incentive-schemes in the year (2019: One).
Directors of the Company are part of the key management of the Group. Key management compensation for their services to the Group for the period were as follows:

	Year ended 31 December 2020 £000	Year ended 31 December 2019 £000
Salaries and short-term employee benefits	7,272	6,370
Post-employment benefits	22	50
Share-based payments	3	2
Total key management compensation	7,297	6,422

The emoluments of the Directors of the Company for the year ended 31 December 2020 were as follows:

	Year ended 31 December 2020 £000	Year ended 31 December 2019 £000
Aggregate emoluments in respect of qualifying services	2,962	2,560
Aggregate amount of company contributions paid to a pension scheme	6	11
Total directors’ compensation	2,968	2,571

In respect of the highest-paid director during the period:

	Year ended 31 December 2020 £000	Year ended 31 December 2019 £000
Aggregate emoluments in respect of qualifying services	2,193	1,796
Aggregate amount of company contributions paid to a pension scheme	-	-
Total highest-paid director compensation	2,193	1,796

O2 Holdings Limited

Notes to the financial statements

9.    Auditors’ remuneration
The aggregate fees payable to auditors for audit and other services provided during the year are analysed below:

	Year ended 31 December 2020	Year ended 31 December 2019
	£000	£000
Fees payable to the Company’s auditors for the audit of the Group and Company’s annual financial statements	56	55
Other fees:
–Local statutory audits of subsidiaries in respect of current year	1,032	795
–Local statutory audits of subsidiaries in respect of prior year	193	35
–Audit-related assurance services	125	100
Total audit and audit-related fees	1,406	985

10.    Financial income and financial costs

	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Interest income on cash, cash equivalent and other financial assets	-	2
Interest income on financial assets measured at amortised cost	21	13
Exchange gains	3	3
Financial income	24	18
Interest payable to related parties	(13)	(17)
Lease interest	(10)	(14)
Exchange losses	(1)	(3)
Other financial costs	(46)	-
Financial costs	(70)	(34)
Net financial costs	(46)	(16)

O2 Holdings Limited

Notes to the financial statements

11.    Taxation
The analysis of the tax charge for the period is as follows:

	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Current tax – current year	126	159
Current tax – adjustment in respect of prior periods	(4)	(5)
Current tax	122	154

Deferred tax – origination and reversal of temporary differences	24	14
Deferred tax – adjustments in respect of prior periods	(15)	-
Effect of change in tax rate	6	-
Deferred tax (Note 24)	15	14

Taxation – charge for the year from continuing operations	137	168

The tax assessed for the period varied from the amount computed by applying the UK statutory tax rate to profit or loss on ordinary activities before taxation. The difference was attributable to the following factors:

	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Profit before taxation	745	809
Profit before taxation multiplied by the rate of UK corporation tax of 19% (2019: 19%)	141	154
Adjustments to tax in respect of prior period	(19)	(5)
Expenses not deductible for tax purposes	13	21
Effect of change in tax rate	2	(2)
Taxation – total charge for the year	137	168

In the Spring Budget 2021, the Government announced that from 1 April 2023 the corporation tax rate will increase to 25%.  As the proposal to increase the rate to 25% had not been substantively enacted at the balance sheet date, its effects are not included in these financial statements. However, it is likely that the overall effect of the change, had it been substantively enacted by the balance sheet date, would be to increase the tax expense for the period by £17m, and to increase the deferred tax liability to £71m.

12.    Dividends paid

Group	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Interim dividend for the year of £39.08 (2019: £45.83) per share	469	550
Total dividend paid	469	550

Interim dividend is dividend payment made before release of final financial statements as at 31 December 2020.

O2 Holdings Limited

Notes to the financial statements

13.    Property, plant and equipment

Group	Land and Buildings	Plant and equipment	Assets in course of construction	Total
Cost	£m	£m	£m	£m
At 1 January 2019	385	7,287	370	8,042
Additions	-	-	686	686
Reclassifications	25	686	(711)	-
Disposals	(85)	(1,870)	-	(1,955)
At 31 December 2019	325	6,103	345	6,773
Additions	-	11	654	665
Reclassifications	27	597	(624)	-
Disposals	(12)	(601)	-	(613)
At 31 December 2020	340	6,110	375	6,825

Accumulated depreciation
At 1 January 2019	286	5,078	-	5,364
Charge for the period	25	511	-	536
Disposals	(85)	(1,870)	-	(1,955)
At 31 December 2019	226	3,719	-	3,945
Charge for the period	24	504	-	528
Disposals	(12)	(588)	-	(600)
At 31 December 2020	238	3,635	-	3,873

Net book amount
At 31 December 2020	102	2,475	375	2,952
At 31 December 2019	99	2,384	345	2,828

During the year ended 31 December 2020 amounts of £531 million (2019: £1,503 million) cost and £531 million (2019: £1,503 million) accumulated depreciation were disposed of relating to legacy assets no longer in use. The disposal had £nil impact on the net book amount of property, plant and equipment.

O2 Holdings Limited

Notes to the financial statements

14. Right of use assets Group	Land and buildings	Plant and equipment	Total
	£m	£m	£m
Cost
At 1 January 2019	547	193	740
Additions	101	41	142
Disposals	(67)	(32)	(99)
At 31 December 2019	581	202	783
Additions	43	62	105
Disposals	(33)	(39)	(72)
At 31 December 2020	591	225	816

Accumulated depreciation
At 1 January 2019	-	-	-
Charge for the period	122	59	181
Disposals	(7)	(3)	(10)
At 31 December 2019	115	56	171
Charge for the period	141	57	198
Disposals	(1)	(12)	(13)
At 31 December 2020	255	101	356

Net book amount
At 31 December 2020	336	124	460
At 31 December 2019	466	146	612

O2 Holdings Limited

Notes to the financial statements

15.    Intangible assets

Group	Licences	Software	Assets in course of construction	Total
Cost	£m	£m	£m	£m
At 1 January 2019	4,847	1,790	338	6,975
Additions	-	-	117	117
Reclassifications	318	129	(447)	-
Disposals	-	(427)	-	(427)
At 31 December 2019	5,165	1,492	8	6,665
Additions	-	2	155	157
Reclassifications	84	49	(133)	-
Disposals	-	(104)	-	(104)
At 31 December 2020	5,249	1,439	30	6,718

Accumulated amortisation
At 1 January 2019	3,863	1,594	-	5,457
Charge for the period	158	106	-	264
Disposals	-	(423)	-	(423)
At 31 December 2019	4,021	1,277	-	5,298
Charge for the period	171	106	-	277
Disposals	-	(104)	-	(104)
At 31 December 2020	4,192	1,279	-	5,471

Net book amount
At 31 December 2020	1,057	160	30	1,247
At 31 December 2019	1,144	215	8	1,367

The licences are assets permitting the Group to operate its “3G”, “4G” and “5G” networks in the UK.
During the year ended 2018 the Group secured 80 MHz of spectrum in an Ofcom auction, at a cost of £523.6 million. This included 40MHz of immediately useable (2.3GHz) spectrum, which was all of the spectrum available in this band, as well as 40MHz of 3.4 GHz spectrum, earmarked for 5G. The 3.4GHz spectrum was reclassified from assets in the course of construction to licenses during the year ended 31 December 2019 and amortisation commenced as the licence was in use from October 2019.
During the year ended 2020 amounts of £102 million (2019: £392 million) cost and £102 million (2019: £392 million) accumulated amortisation were disposed of relating to legacy assets no longer in use. The disposal had £nil impact on the net book amount of intangible assets.
During the year ended 2020, the Group purchased unpaired 2.6GHz of 4G spectrum from EE Limited at a cost £83.5 million. This was immediately useable, therefore this was charged immediately to licences in December 2020 with amortisation commencing January 2021.

O2 Holdings Limited

Notes to the financial statements

16.    Goodwill

Net book amount	£m
At 31 December 2020	2,377
At 31 December 2019	2,377

Impairment testing
Goodwill arises in relation to the Telefonica UK cash-generating unit ("CGU"), being Telefonica UK Limited. There has been no impairment during the year and there are no accumulated impairment losses at the beginning or end of the reporting period.
Goodwill is tested for impairment annually, or more frequently if there are certain events or changes indicating the possibility that the carrying amount may not be fully recoverable. The potential impairment loss is determined by assessing the recoverable amount of the cash-generating unit (or group of cash-generating units) to which the goodwill is allocated from the acquisition date. If this recoverable amount is less than the carrying amount, an irreversible impairment loss is recognised.
The Group evaluates its cash-generating unit performance regularly to identify potential goodwill impairments. The strategic plan of the CGU to which the goodwill is allocated has been used to perform the impairment test at year-end. The process of preparing the CGU strategic plan takes into consideration the current condition of the CGU market, analysing the macroeconomic, competitive, regulatory and technological climate together with the CGU position in this context and the growth opportunities given the market projections and their competitive positioning.
The recoverable amount of the CGU has been determined based on a value in use calculation using cash flow projections from financial budgets covering a five-year period and the headroom calculated between the enterprise value and value in use is £6,070m.

Main assumptions used in calculating value in use
Value in use is calculated based on the approved business plan reflecting the Group’s view of its prospects at 31 December 2020 taking into account certain variables such as operating income before depreciation and amortisation (OIBDA) margin, capital expenditure (CAPEX) ratio for non-current assets, expressed as a percentage of revenue, and discount and perpetuity growth rates.

OIBDA margin and long-term CAPEX
The OIBDA margin and long-term CAPEX ratio used to calculate terminal value, are based on the business plan approved for the CGU, as well as external estimates of trends in operating indicators, and the outlook for the various businesses and markets. The rates applied to the cash flow projections were as follows:

	Year ended 31 December 2020%	Year ended 31 December 2019%
Terminal OIBDA Margin	35.4	32.6
Terminal ratio of CAPEX / Revenues	14.1	12.5

O2 Holdings Limited

Notes to the financial statements

16.    Goodwill (continued)
Discount rate
The discount rate used by management, applied to measure free cash flow, is the weighted average cost of capital (WACC), determined by the weighted average cost of equity and debt according to the finance structure established for each CGU.
The pre-tax discount rate, applied to the cash flow projections was as follows:

	Year ended 31 December 2020%	Year ended 31 December 2019%
United Kingdom	7.3	7.7

Perpetuity growth rate
Cash flow projections to the end of the asset's useful life are estimated using a rate of growth for the future years.

Terminal value is calculated from the projected cash flows in the period, taking as the perpetuity growth rate consensus estimates among analysts for the business and the country based on the maturity of the industry depending on technology and the degree of development. Each indicator is compared to the forecast long-term GDP growth adjusted for any specific characteristics of the business.

The perpetuity growth rate applied to the cash flow projections was as follows:

	Year ended 31 December 2020%	Year ended 31 December 2019%
United Kingdom	0.8	0.8

Sensitivity to changes in assumptions
The Group carries out a sensitivity analysis of the impairment test by considering reasonable possible changes in the main assumptions used in calculating value in use.
Management believes that no reasonable possible change in any of the above key assumptions would cause the carrying amount to materially exceed the recoverable amount of the cash-generating unit.

O2 Holdings Limited

Notes to the financial statements

17.    Subsidiary undertakings and joint arrangements
The subsidiary undertakings as at 31 December 2020 are detailed below, all of which are included in the Group financial statements.

Name / (Registered number)	Registered office	Country of incorporation and operation	Activity	Portion of ordinary shares held %
Telefonica UK Limited 1, 2 (01743099)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Mobile cellular telephone system provider and operator	100
Weve Limited (08178832)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Mobile marketing and commerce services	100
Statiq Limited (08702435)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Audience data solutions	100
Cellular Radio Limited (01612599)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Active non trading	100
giffgaff Limited (04196996)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Mobile communications services	100
O2 Networks Limited 1 (02604351)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Active non trading	100
Telefónica Europe People Services Limited 1 (I0486438)	Hanover Court Erne Street Lower Dublin 2	Republic of Ireland	HR Services	100
DX Communications Limited (SC133682)	The Ca'D'Ore, 45 Gordon Street, Glasgow, United Kingdom, G1 3PE	Scotland	Dormant	100
The Mobile Phone Store Limited (02837875)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Active non trading	100
O2 Cedar Limited 1 (04678681)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Active non trading	100
O2 Communications Limited 1 (04271548)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Intermediate holding company	100
Telefonica UK Pension Trustee Limited 1 (04267552)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Corporate trustee of the Telefonica UK Pension Plan	100
O2 Unify Limited (07999361)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Information Communication Technology Solution	100
O2 Secretaries Limited 1 (04272689)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Dormant	100
O2 Redwood Limited (02383186)	260 Bath Road Slough Berkshire SL1 4DX	England and Wales	Dormant	100
Telefonica Cybersecurity Tech UK Limited (12490724)	260 Bath Road, Slough, Berkshire, SL1 4DX	England and Wales	Dormant	100
Cornerstone Telecommunications Infrastructure Limited 3 (08087551)	Hive 2, 1530 Arlington Business Park. Theale Reading Berkshire RG7 4SA	England and Wales	Mobile infrastructure network joint operation with Vodafone	50
Tesco Mobile Limited (04780736)	Shire Park, Welwyn Garden City, AL7 1GA	England and Wales	Mobile cellular telephone distributor joint venture with Tesco	50

O2 Holdings Limited

Notes to the financial statements

17.    Subsidiary undertakings and joint arrangements (continued)

Name / (Registered number)	Registered Office	Country of incorporation and operation	Activity	Portion of ordinary shares held %
Digital Mobile Spectrum Limited (08247385)	24/25 the Shard, 32 London Bridge Street, London, SE1 9SG	England and Wales	Services in relation to the spectrum auction obligation	25

1 The shares are held directly by the Company. The shares in all other companies are held indirectly through wholly owned subsidiaries within the Group.

2 Telefonica O2 Holdings Limited holds a direct investment in Telefonica UK Limited of £23 million as a result of the transfer of the pension scheme from Telefonica O2 Holdings Limited into Telefonica UK Limited on 14 December 2018 (see Note 32).
3 CTIL had a loss for the year ended 31 December 2020 of £40m (2019: loss of £47m) and total equity of £134m (2019: £175m).
All share holding portions remain the same as at 31 December 2019 with the exception of Telefonica Cybersecurity Tech UK Limited which was incorporated on 2 March 2020.

18.    Investment in joint venture
The Group holds a 50% interest in Tesco Mobile Limited, a mobile virtual network operator, which is accounted for using the equity method in the consolidated financial statements.
Summarised financial information of the joint venture, based on IFRS financial statements, and reconciliation with the carrying amount of the investment in these consolidated financial statements, are set out below:

Group	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Revenue	830	835
Operating costs	(827)	(834)
Profit before tax	3	1
Income tax	1	-
Profit for the period	2	1

Group	31 December 2020 £m	31 December 2019 £m
Current assets	487	477
Non-current assets	39	17
Current liabilities	(238)	(254)
Non-current liabilities	(271)	(225)
Equity	17	15

The financial performance and financial position of Tesco Mobile Limited disclosed above represents 100% of the results of the joint venture.
The Group share of profit and the carrying amount of investment have been calculated after applying the Group percentage interest to the financial statements of the joint venture.

O2 Holdings Limited

Notes to the financial statements

18.    Investment in joint venture (continued)

The details of the movement in investments in joint ventures and associates in the year are set out below:

£m
At 1 January 2019	7
Group share of profit	1
At 31 December 2019	8
Group share of profit	1
At 31 December 2020	9

The Group has no commitments made but not recognised with the joint venture at 31 December 2020 (31 December 2019: None).

Details of the Group's jointly controlled entities are given in Note 17.

19.    Inventories
Inventory primarily consists of mobile devices and is presented net of provisions for obsolescence:

Group	31 December 2020 £m	31 December 2019 £m
Mobile devices and other equipment	127	125

In the opinion of the Directors there is no material difference between the balance sheet value of inventories and their replacement cost.

O2 Holdings Limited

Notes to the financial statements

20.    Trade and other receivables

	Group
	31 December 2020 £m	31 December 2019 £m
Current trade and other receivables
Trade receivables	999	866
Other receivables	41	14
Amounts owed by ultimate parent company	2	1
Amounts owed by immediate parent company	9	8
Amounts owed by subsidiaries	-	-
Amounts owed by other related parties	38	48
Contract assets (Note 27)	177	166
Costs of obtaining a contract (Note 27)	54	97
Prepayments	258	360
Accrued income	144	154
Total current trade and other receivables	1,722	1,714

Non-current trade and other receivables
Trade receivables	120	155
Contract assets (Note 27)	110	103
Costs of obtaining a contract (Note 27)	4	25
Prepayments	16	58
Total non-current trade and other receivables	250	341

At date of authorisation there is a new ultimate parent company and immediate parent company. Please refer to Note 37 for further details.

The Directors consider that the carrying amount of trade and other receivables is approximately equal to their fair value.

21.    Other financial assets

	Group
	31 December 2020 £m	31 December 2019 £m
Current other financial assets
Other financial assets	71	61
	71	61

O2 Holdings Limited

Notes to the financial statements

21.    Other financial assets (continued)

	Group
	31 December 2020 £m	31 December 2019 £m
Non-current other financial assets
Other financial assets	63	57
	63	57

Included within the total Group other financial assets of £134 million (2019: £118 million) is £117 million (2019: £112 million) of loan notes issued upon factoring of trade receivables; £55 million (2019: £57 million) of which is due within one year.
Within Company other financial assets, £2 million (2019: £2 million) relates to a loan issued to a subsidiary entity to fund general trading activities and is unsecured, interest free and repayable on demand.

22.    Borrowings

	Group
	31 December 2020 £m	31 December 2019 £m
Non-current unsecured borrowings at amortised cost
Amounts owed to other related parties	964	964
Total borrowings	964	964

At the date of authorisation these balances have been settled. Please refer to Note 37 for further details.
Non-current amounts owed relate to two loans of £440 million (2019: £440 million) and £524 million (2019: £524 million) with Telfin Ireland.
The maturity date of the loan of £440 million is 30 June 2023. The purpose of this loan was to assist with the acquisition of 800MHz 4G spectrum. The loan had an interest rate based on LIBOR plus 272 basis points up until 30 June 2018 and LIBOR plus 105 basis points from 1 July 2018 and is calculated on a quarterly basis. The effective rate of interest on the loan for 2020 was 1.44% (2019: 1.87%).
The loan of £524 million has a maturity date of 30 June 2022. The loan has an interest rate based on LIBOR plus 90 basis points up and is calculated on a quarterly basis. The effective rate of interest on the loan for 2020 was 1.29% (2019: 1.72%). The purpose of this loan was to assist with the acquisition of 2.3GHz 4G and 3.4GHz 5G spectrum.

O2 Holdings Limited

Notes to the financial statements

23.    Lease liabilities

	Group
	2020	2019
	£m	£m
Current lease liabilities	183	186

	2020	2019
	£m	£m
Non-current lease liabilities	286	417

Maturity of lease liabilities

	2020 £m	2019 £m
Within one year	183	186
Later than one year but not later than five years	225	331
Later than five years	61	86
Total lease liabilities	469	603

The balances for maturity of lease liabilities are discounted values.

24.    Deferred tax
The total movement in Group deferred tax assets or liabilities during the period, before taking into consideration the offsetting balances within the same tax jurisdiction, is as follows:

Group	Assets £m	Liabilities £m	Net asset/(liability) £m
At 1 January 2019	6	(43)	(37)
Charge to comprehensive income	(5)	(9)	(14)
Credit to other comprehensive income	6	-	6
At 31 December 2019	7	(52)	(45)
(Credit)/charge to comprehensive income	(14)	5	(9)
Credit to other comprehensive income	5	-	5
Transfer from assets to liabilities	6	(6)	-
Effect of change in tax rate	-	(5)	(5)
At 31 December 2020	4	(58)	(54)

Deferred tax assets have been offset against deferred tax liabilities where there is a legally enforceable right of offset and they relate to income taxes levied by the same taxation authority on either the same taxable entity or different entities which intend to settle current tax assets and liabilities on a net basis.
The movement in deferred tax liabilities and assets during the period, without taking into consideration the offsetting balances within the same tax jurisdiction, is as follows:

O2 Holdings Limited

Notes to the financial statements

24.    Deferred tax (continued)
Group deferred tax liabilities

	Pensions	Property, plant and equipment	Intangible assets	Total
	£m	£m	£m	£m
At 1 January 2019	-	(31)	(12)	(43)
Credit to comprehensive income	-	(6)	(3)	(9)
At 31 December 2019	-	(37)	(15)	(52)
(Credit)/charge to comprehensive income	-	(8)	13	5
Transfer from assets to liabilities	(6)	-	-	(6)
Effect of change in tax rate	-	(5)	-	(5)
At 31 December 2020	(6)	(50)	(2)	(58)

Group deferred tax assets

	Pension	Provisions	Total
	£m	£m	£m
At 1 January 2019	1	5	6
Credit to comprehensive income	(4)	(1)	(5)
Credit to other comprehensive income	6	-	6
At 31 December 2019	3	4	7
Charge to comprehensive income	(13)	(1)	(14)
Credit to other comprehensive income	5	-	5
Transfer from assets to liabilities	6	-	6
At 31 December 2020	1	3	4

In the Spring Budget 2021, the Government announced that from 1 April 2023 the corporation tax rate will increase to 25%.  As the proposal to increase the rate to 25% had not been substantively enacted at the balance sheet date, its effects are not included in these financial statements. However, it is likely that the overall effect of the change, had it been substantively enacted by the balance sheet date, would be to increase the tax expense for the period by £17m, and to increase the deferred tax liability to £71m.

O2 Holdings Limited

Notes to the financial statements

25.    Trade and other payables

	Group
	31 December 2020 £m	31 December 2019 £m
Current trade and other payables
Trade payables	720	788
Amounts owed to ultimate parent company	8	8
Amounts owed to immediate parent company	6	6
Amounts owed to other related parties	207	279
Other payables	656	520
Accrued expenses	578	736
Contract liabilities (Note 27)	273	296
Deferred income	2	1
Total current trade and other payables	2,450	2,634

	Group
	31 December 2020 £m	31 December 2019 £m
Non-current trade and other payables
Contract liabilities (Note 27)	202	229
Amounts owed to ultimate parent company	4	3
Other payables	1	1
Total non-current trade and other payables	207	233

At date of authorisation there is a new ultimate parent company and immediate parent company. Please refer to Note 37 for further details.

26.    Provisions

Group	31 December 2020 £m	31 December 2019 £m
Current
Restructuring provisions	2	26
Asset retirement provisions	12	3
Other provisions	16	8
Total current provisions	30	37

Non-current
Restructuring provisions	-	-
Asset retirement provisions	65	73
Total non-current provisions	65	73

O2 Holdings Limited

Notes to the financial statements

26.    Provisions (continued)

	Restructuring	Asset retirement	Other	Total
	£m	£m	£m	£m
At 1 January 2019	5	75	-	80
Charge for the period	27	10	8	45
Utilised in the period	(2)	(9)	-	(11)
Amounts released to the income statement	(4)	-	-	(4)
At 31 December 2019	26	76	8	110
Charge for the period	-	7	9	16
Utilised in the period	(24)	(7)	-	(31)
Amounts released to the income statement	-	-	-	-
At 31 December 2020	2	76	17	95
Restructuring provisions
Restructuring provisions include the full costs of planned business restructuring programmes, entered into during prior years. No programmes were entered into in 2020 and all programmes are expected to complete in 2021.
Asset retirement provisions
The Group has certain legal obligations relating to the restoration of leased property to its original condition at the end of the lease term. This obligation relates principally to the Group's share of obligation for assets held in Cornerstone Telecommunications Infrastructure Limited, and to mast sites.
The provision is based on assumptions covering the discount rate, expected lease renewals and the expected cost of restoring the sites. The payment dates of these asset retirement costs are uncertain but are currently anticipated to be over the next 16 years.
The provision recognised represents the best estimate of the expenditure required to settle the present obligation at the current statement of financial position date. Such cost estimates, expressed at current price levels at the date of the estimate are discounted at 31 December 2020 using rates in the range of 0.59% - 1.55% (2019: 1.26% - 1.67%) per annum. The initial discounted cost amount has been capitalised as part of property, plant and equipment and depreciated over the life of the assets.
27.    Contract assets and liabilities and capitalised costs
The movement of contract assets and capitalised costs during the year ended 31 December 2020 and 31 December are as follows:

	At 1 January 2020 £m	Additions £m	Amortisation £m	Reclassifications £m	At 31 December 2020 £m
Non-current contract assets (Note 20)	103	137	(11)	(119)	110
Contract assets	108	139	(11)	(119)	117
Impairment losses	(5)	(2)	-	-	(7)
Current contract assets (Note 20)	166	237	(345)	119	177
Contract assets	177	237	(346)	119	187
Impairment losses	(11)	-	1	-	(10)
Total	269	374	(356)	-	287

27.    Contract assets and liabilities and capitalised costs (continued)

O2 Holdings Limited

Notes to the financial statements

	At 1 January 2019 £m	Additions £m	Amortisation £m	Reclassifications £m	At 31 December 2019 £m
Non-current contract assets (Note 20)	74	137	-	(108)	103
Contract assets	79	137	-	(108)	108
Impairment losses	(5)	-	-	-	(5)
Current contract assets (Note 20)	137	329	(408)	108	166
Contract assets	144	333	(408)	108	177
Impairment losses	(7)	(4)	-	-	(11)
Total	211	466	(408)	-	269
The balance of the contract assets account represents amounts recognised as revenue which are due over the duration of the service contract period. The amounts recognised as contract assets are amortised over the contractual period. Included within contract assets is £18 million (2019: £23 million) of right of return assets related to stock provided to franchise retail stores. A corresponding £18 million (2019: £23 million) right of return obligation is included within contract liabilities.

	At 1 January 2020 £m	Additions £m	Amortisation £m	Reclassifications £m	At 31 December 2020 £m
Non-current capitalised costs (Note 20)	25	20	-	(41)	4
Of obtaining a contract	25	20	-	(41)	4
Impairment losses	-	-	-	-	-
Current capitalised costs (Note 20)	97	36	(120)	41	54
Of obtaining a contract	97	36	(120)	41	54
Impairment losses	-	-	-	-	-
Total	122	56	(120)	-	58

	At 1 January 2019 £m	Additions £m	Amortisation £m	Reclassifications £m	At 31 December 2019 £m
Non-current capitalised costs (Note 20)	39	50	-	(64)	25
Of obtaining a contract	39	50	-	(64)	25
Impairment losses	-	-	-	-	-
Current capitalised costs (Note 20)	115	64	(146)	64	97
Of obtaining a contract	115	64	(146)	64	97
Impairment losses	-	-	-	-	-
Total	154	114	(146)	-	122

O2 Holdings Limited

Notes to the financial statements

27.    Contract assets and liabilities and capitalised costs (continued)
The movement of contract liabilities of contracts with customers during the year ended 31 December 2020 and 31 December 2019 are as follows:

	At 1 January 2020 £m	Additions £m	Amortisation £m	Reclassifications £m	At 31 December 2020 £m
Non-current contract liabilities (Note 25)	229	12	(2)	(37)	202
Current contract liabilities (Note 25)	296	1,217	(1,277)	37	273
Total	525	1,229	(1,279)	-	475

	At 1 January 2019 £m	Additions £m	Amortisation £m	Reclassifications £m	At 31 December 2019 £m
Non-current contract liabilities (Note 25)	203	17	(3)	12	229
Current contract liabilities (Note 25)	339	2,015	(2,046)	(12)	296
Total	542	2,032	(2,049)	-	525

Contract liabilities are unperformed performance obligations mainly related to prepaid airtime, set up fees and other prepaid services.
The maturity schedule of contract liabilities at 31 December 2020 is as follows:

	2021 £m	2022 £m	2023 £m	Subsequent years £m	Total £m
Contract liabilities – activation fees	123	-	-	-	123
Contract liabilities – sale of prepay cards	59	-	-	-	59
Other contract liabilities	91	36	31	135	293
Maturity of performance obligations	273	36	31	135	475

28.    Ordinary share capital and capital reserve

Group	31 December 2020 Number of authorised shares	£m	31 December 2019 Number of authorised shares	£m
Called up, allotted and fully paid
Ordinary shares of 100 pence each	12,000,600	12	12,000,600	12

O2 Holdings Limited

Notes to the financial statements

28.    Ordinary share capital and capital reserve (continued)

Capital reserve
On 14 December 2018 the Telefonica UK Pension Plan ("the Plan") transferred into the Group via a capital contribution from Telefonica O2 Holdings Limited for £23.1 million, being the net asset position of the plan on the transfer date. This transfer created a capital reserve in the Group.

29.    Notes to the cash flow statement
Group reconciliation of operating profit to net cash flow from operating activities:

	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Profit before tax	745	809
Adjustments for:
Share of profit of jointly controlled entities	(1)	(1)
Property, plant and equipment depreciation	528	536
Right of use asset depreciation	198	181
Intangible asset amortisation	277	264
Increase in bad debt provision	11	3
Increase/(decrease) in other provisions	(7)	40
Gain on disposal property, plant and equipment and intangible assets	-	(6)
Share based payment expense	4	2
Net foreign exchange gain	-	-
Gain realised on hedges	2	-
Net financial costs	51	19
Other non-cash movements	-	-
Operating cash flow before movement in working capital	1,808	1,847
Increase in inventory	(2)	(27)
Decrease in trade and other receivables	93	80
Decrease in other provisions	(6)	(11)
Company contributions to retirement benefit obligation	(80)	(25)
Decrease in trade and other payables	(226)	(5)
Cash generated by operations	1,587	1,859
Income taxes paid	(162)	(194)
Interest received	13	13
Net cash inflow from operating activities	1,438	1,678

O2 Holdings Limited

Notes to the financial statements

29.    Notes to the cash flow statement (continued)
Group cash and cash equivalents are as follows:

	Group
	31 December 2020 £m	31 December 2019 £m
Cash and cash equivalents
Short term deposits	164	305
	164	305

30.    Financial commitments and contingent liabilities
Operating lease commitments
From 1 January 2019 the Group has recognised right of use assets and lease liabilities in respect of operating lease commitments. See Notes 14 and 23 for further information.
Capital commitments
Contracts placed for expenditure not provided in the accounts are as follows:

	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Contractual commitments placed for expenditure not provided in the accounts:
Tangible assets	160	192
Intangible assets	402	490
Operating expenditure (excluding operating leases)	1,468	1,579
Total contractual commitments	2,030	2,261
The Group has no contingent liabilities or guarantees on which material losses are expected. The Group has insurance cover to certain limits for major risks on property and major claims in connection with legal liabilities arising in the course of its operations.
The Group does not believe there are any pending legal proceedings which would have a material adverse effect on the financial position or results of operations of the Group. To support our journey to Net Zero, we have committed £976,000 in 2021 to ensure 500 cell sites are powered by renewable energy.

O2 Holdings Limited

Notes to the financial statements

31.    Share-based payments
Equity-settled share options scheme
The main share-based payment plans in place during the period are as follows:
Telefonica Performance Investment Share Plan 2018-2022
The Telefónica, S.A. General Shareholders' Meeting on 8 June 2018 approved a new instalment of the long-term share-based incentive "Performance and Investment Plan" for certain senior executives and members of the management team of the Telefonica Group.
The term of the plan is a total of five years divided into three phases, each of a three year duration. The first cycle was deemed to have started on 1 January 2018 and will end on 31 December 2020. Under the terms of the Plan, employees will be entitled to receive a certain maximum number of shares of Telefónica S.A., upon fulfillment of certain requirements, namely:
1.The final delivery of shares is conditional upon the employee remaining in the entity’s employ during the vesting period.
2.The final number of shares granted is subject to certain performance conditions based on:
a.50% of the total shares shall be delivered upon achievement of a certain Total Shareholder Return (“TSR”) target that must be satisfied during the period in which the evolution of the TSR of the Telefónica Group is measured.
b.50% of the total shares shall be delivered if a certain free cash flow (“FCF”) target is met.
Thus, if certain performance levels and FCF targets are achieved, the employee is entitled to receive 100% of the maximum number of shares awarded, whereas if only one of the targets is met, the employee shall receive the related shares.
468,234 shares were assigned in the first phase with a fair value of €6.46 per share for the FCF linked shares and €4.52 per share for TSR linked shares.
562,558 shares were assigned in the second phase with a fair value of €6.46 per share for the FCF linked shares and €4.52 per share for TSR linked shares.
307,259 shares were assigned in the third phase with a fair value of €3.21 per share for the FCF linked options and €1.64 per share for TSR linked options.

Talent for the future Share Plan (TFSP) 2018-2022
The TFSP is a long-term programme aimed to recognise and reward employees with consistent outstanding performance, with high potential and key skills.
At the General Shareholders’ Meeting of Telefónica S.A. held on 8 June 2018, a long-term share-based incentive plan called “Talent for the Future Share Plan” was approved for certain Telefonica Group employees.
Under this Plan, a certain number of shares of Telefónica S.A. will be delivered to participants selected by the company who have opted to take part in the scheme and meet the requirements and conditions stipulated to this end.
The term of the plan is a total of five years divided into three phases, each of a three year duration. The first cycle was deemed to have started on 1 January 2018 and will end on 31 December 2020. Under the terms of the Plan, employees will be entitled to receive a certain maximum number of shares of Telefónica S.A., upon fulfillment of certain requirements, namely:
1.The final delivery of shares is conditional upon the employee remaining in the entity’s employ during the vesting period.

O2 Holdings Limited

Notes to the financial statements

31.    Share-based payments (continued)
Talent for the future Share Plan (TFSP) 2018-2022 (continued)
2.The final number of shares granted is subject to certain performance conditions based on:
a.50% of the total shares shall be delivered upon achievement of a certain Total Shareholder Return (“TSR”) target that must be satisfied during the period in which the evolution of the TSR of the Telefónica Group is measured.
b.50% of the total shares shall be delivered if a certain free cash flow (“FCF”) target is met.
Thus, if certain performance levels and FCF targets are achieved, the employee is entitled to receive 100% of the maximum number of shares awarded, whereas if only one of the targets is met, the employee shall receive the related shares.
53,000 shares were assigned in the first phase with a fair value of €6.46 per share for the FCF linked sharess and €4.52 per share for TSR linked shares.
49,250 shares were assigned in the second phase with a fair value of €6.46 per share for the FCF linked sharess and €4.52 per share for TSR linked shares.
63,000 shares were assigned in the third phase with a fair value of €3.21 per share for the FCF linked options and €1.64 per share for TSR linked options.

Global Employee Share Plan 2019-2021
The Global Employee Share Plan 2019 was launched on 20 May 2019. Under the plan employees were offered the option to acquire Telefónica S.A. shares during a twelve-month period (the acquisition period), with the company undertaking to deliver a certain number of free shares to participants, subject to certain requirements.
The total term of the plan is two years. Employees joining the plan could acquire Telefónica S.A. shares through maximum monthly instalments of €150 (or the local currency equivalent) up to a maximum of €1,800 over a period of 12 months (acquisition period) and the minimum contribution to be made by each participant would be €25 per month. Those employees who hold the shares for a further twelve months after the end of the acquisition period, are entitled to receive one free share for every two acquired shares, within the Plan conditions.
The acquisition period commenced in July 2019 and will end in June 2020. The plan’s shareholding period will come to an end in July 2021. Shares will be delivered in July 2021 at the end of the vesting period.
The total share based payment expense booked to the profit and loss statement is included in Note 8 Key management and Directors’ compensation.
32.    Retirement benefit schemes

Telefonica O2 Holdings Limited acted as Sponsor and Principal Employer of the Plan up to 14 December 2018. On this date a deed was signed by the trustees to transfer the plan into the Company as the majority of employees participating in the plan are employees of the Company. The transfer was made via a capital contribution from Telefonica O2 Holdings Limited for £23.1 million, being the net asset position of the plan on the transfer date.
The Telefónica UK Pension Plan (“the Plan”) comprises the following:
•The defined benefit scheme of the Telefónica UK Pension Plan
•The defined contribution scheme of the Telefónica UK Pension Plan
•The UK defined benefit Unfunded Plan

O2 Holdings Limited

Notes to the financial statements

32.    Retirement benefit schemes (continued)

The net defined benefit expense and actuarial valuation impacts of the defined benefit scheme, as assessed in accordance with the advice of a qualified, independent actuary, measuring actuarial liabilities using the projected unit method and taking assets at market value, are recognised in the statement of total comprehensive income of Telefonica O2 Holdings Limited up to the date of transfer to Telefonica UK limited on 14 December 2018.
The Plan provides the pension benefits for the majority of Telefonica’s UK employees, including those of Telefonica UK Limited. Participating companies whose employees are members are the Plan account for the defined benefit sections of the plan as though it were a defined contribution plan as there is no contractual arrangement or stated policy for charging out the net defined benefit cost between participating employers. Telefonica UK Limited therefore expensed any contributions payable to the defined benefit sections of the plan for the period up to 14 December 2018.
With effect from 28 February 2013 the defined benefit scheme of the Plan was closed to new entrants and further benefit accrual. The only funding provided into the defined benefit scheme of the Plan after this date has been the additional deficit funding payments and the section 75 payment. Members' defined benefit pensions will continue to be increased in deferment by reference to the Consumer Prices Index but will not retain the link to any future increases in salary. Upon closure, members of the defined benefit scheme of the Plan were given the option to become members of the defined contribution scheme of the Plan. The defined contribution scheme of the Plan remains open to new entrants and further contributions and the employer contributions are recognised as part of the staff costs in the participating entities. The assets of the Plan are held independently of the Group’s finances. The trustee of the Plan acts in accordance with its responsibilities under pension regulations and trust law. They act in the interests of the members and beneficiaries of the Plan and operate independently from the Group.
The liabilities of the UK defined benefit Unfunded plan are recorded within the statement of financial position of O2 Holdings Limited, as it relates to ex-employees of O2 Holdings Limited. The costs arising from the Unfunded plan are borne by O2 Holdings Limited, and are reflected on the statement of comprehensive income of the Company.
The total charge included in the statement of comprehensive income for the Group's entire pension schemes are as follows:

	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Telefónica UK Pension Plan cost	40	38
Total operating charge	40	38

Actuarial valuation
A full valuation of the defined benefit section of the Plan was undertaken as at 30 September 2017 by a suitably qualified independent actuary. The valuation used the projected unit method.
The initial results of the actuarial valuation of the Plan as at 30 September 2017 have been updated to 31 December 2020 by a third party qualified actuary in accordance with the requirements of IAS 19. The defined benefit liabilities have been measured using the projected unit credit method. Plan assets are stated at fair value.
The Plan’s assets are currently invested in a diversified range of credit assets and long-dated inflation linked gilts, which are aligned to the Plan’s liability characteristics. An £80 million contribution was paid to the defined benefit scheme by the Group during the year ended 31 December 2020 (2019: £25 million).

O2 Holdings Limited

Notes to the financial statements

32.    Retirement benefit schemes (continued)
Actuarial valuation (continued)
The amounts included in the consolidated statement of financial position at 31 December 2020 arising from obligations in respect of the defined benefit scheme of the Plan are as follows:

	As at 31 December 2020		As at 31 December 2019
	Funded	Funded	Funded	Unfunded
	£m	£m	£m	£m
Fair value of assets	1,813	-	1,565	-
–Present value of defined benefit obligations	(1,773)	(4)	(1,577)	(4)
–Net (obligation)/asset recognised in statement of financial position	40	(4)	(12)	(4)

Movements in the present value of the various funded and unfunded plans' defined benefit obligations in the current and preceding period were as follows:

	Year ended 31 December 2020		Year ended 31 December 2019
	Funded	Unfunded	Funded	Unfunded
	£m	£m	£m	£m
At start of the year	1,577	4	1,381	4
Interest cost	32	-	39	-
Actuarial loss on demographic assumptions	5	-	2	-
Actuarial loss on financial assumptions	229	-	199	-
Actuarial gain on expectation adjustments	(26)	-	(4)	-
Benefits paid	(43)	-	(40)	-
At the end of the year	1,774	4	1,577	4

Movements in fair value of the various funded and unfunded plans’ defined benefit scheme assets in the current and preceding period were as follows:

	Year ended 31 December 2020		Year ended 31 December 2019
	Funded	Unfunded	Funded	Unfunded
	£m	£m	£m	£m
At start of the year	1,565	-	1,404	-
Interest income	32	-	40	-
Return on plan assets in excess of interest income	180	-	138	-
Company contributions	80	-	25	-
Scheme expenses paid	(2)	-	(2)	-
Benefits paid	(43)	-	(40)	-
At the end of the year	1,812	-	1,565	-

The Group expects to contribute £158 million to the defined benefit scheme during the year ended 31 December 2021. The increased payment is in line with the agreed schedule of contributions from the September 2020 actuarial valuation

O2 Holdings Limited

Notes to the financial statements

32.    Retirement benefit schemes (continued)
The amounts recognised in the statement of comprehensive income in respect of the defined benefit scheme are as follows:

	As at 31 December 2020		As at 31 December 2019
	Funded	Unfunded	Funded	Unfunded
	£m	£m	£m	£m
Return on plan assets in excess of interest income	(180)	-	(138)	-
Actuarial loss on demographic assumptions	5	-	2	-
Actuarial loss on financial assumptions	229	-	199	-
Actuarial gain on experience adjustments	(26)	-	(4)	-

Total loss/(gain) recognised in other comprehensive income	28	-	59	-

The main assumptions adopted for the Plan (funded and unfunded) under IAS 19 are as follows:

	As at 31 December 2020	As at 31 December 2019

–Life expectancy (male currently age 40 / 60) in years	88.1/87.0	88.0/86.8
–Life expectancy (female currently age 40 / 60) in years	90.4/89.2	90.2/88.9
–Nominal rate of increase of pensions in payment (RPI max 5%)	2.75%	2.90%
–Discount rate	1.35%	2.05%
–Inflation assumption
– - CPI	2.00%	1.95%
– - RPI	2.80%	2.95%

Plan assets are valued by reference to quoted market prices in active markets.
At 31 December 2020, the weighted average duration of the defined benefit obligation of the funded plan was 22 years (2019: 22 years).
The position and results reported are subject to the accuracy of the assumptions used.
A reduction in the discount rate will increase the assessed value of liabilities as a higher value is placed on benefits paid in the future. A rise in the discount rate will have an opposite effect of similar magnitude.
An increase in the inflation rate will increase the assessed value of liabilities as a higher value is placed on benefits paid in the future. A reduction in the inflation rate will have an opposite effect of similar magnitude.
There is also uncertainty around the future life expectancy of the UK population. The value of current and future pension benefits will depend on how long they are assumed to be in payment.
The following table summarises the estimated sensitivity of the disclosed liability value to changes in the principal assumptions that have been used in the calculations:

Change of assumption:	Liabilities increase by:
Decrease discount rate by 0.25%	£104 million
Increase inflation rate by 0.25%	£100 million
Increase life expectancy by 1 year	£64 million

O2 Holdings Limited

Notes to the financial statements

32.    Retirement benefit schemes (continued)

Investment commentary
As at 31 December 2020, the Plan was fully invested in line with the SIP. The Plan’s assets were invested in a diversified range of credit assets and long-dated inflation linked gilts, which are aligned to the Plan’s liability characteristics. This strategy is achieved through a mixture of direct investments in the target asset classes and derivatives. This includes the Liability Driven Investment strategy which aims to reduce the Plan’s exposure to interest rate and inflation risk.

The Plan’s exposure at the end of the reporting period for each category of assets is as follows:

	2020	2019
Equities
Equity instrument funds	0%	0%
Credit instruments
AAA rated	1%	3%
AA rated	68%	67%
A rated	5%	8%
BBB and lower	32%	28%
Not rated	20%	25%
Cash/other	10%	10%
Liabilities	(35%)	(41%)

The figures above are as at the statement of financial position date. Market values of Plan’s assets, which are not intended to be realised in the short-term, may be subject to significant changes before they are realised. All equity securities and credit opportunities have quoted prices in active markets.

Risks
The main risks to which the Group are exposed in relation to the Plan are:
Longevity risk
The assumptions adopted by the Group make allowance for future improvements in life expectancy. However, if life expectancy improves at a faster rate than assumed, this would result in greater payments from the Plan and consequently increases in the Plan’s liabilities. The Group and the Plan’s Trustee reviews the mortality assumption on a regular basis to minimise the risk of using an inappropriate assumption.

Investment risk
The Plan invests its assets in a portfolio of global corporate bonds, liquid credit and synthetic equity, with a Liability Driven Investment overlay to provide interest and inflation rate hedging. The Plan’s liabilities are valued with respect to long dated bond yields, so the value of assets and liabilities may move out of line as investment conditions change. In addition because the duration of the Plan’s assets is shorter than the duration of the Plan’s liabilities, there is a risk that the Trustee will not be able to reinvest the Plan’s assets at assumed rates. The Plan’s Trustee reviews the structure of the investment portfolio on a regular basis to minimise these risks.

Yield risk
A fall in bond yields will increase both the value of the Plan’s assets and liabilities. The Plan hedges a large part of this risk but still has some exposure to changes in yields. As a result there is a risk that the value of the liabilities may grow in monetary terms by more than the value of the Plan’s assets, creating a deficit in the Plan.

O2 Holdings Limited

Notes to the financial statements

32.    Retirement benefit schemes (continued)

Inflation risk
The majority of the Plan’s liabilities increase in line with inflation and so if inflation is greater than expected, the liabilities will increase. The Plan has hedged some of the inflation risk and will continue to monitor this risk.

Expected benefit payments from the Plan

–	2020 Funded	2020 Unfunded
–Year	Expected benefit payments (£m)
–2021	33	-
–2022	35	-
–2023	41	-
–2024	44	-
–2025	47	-
–Rest of time	3,009	5
Other pension plans
The Group also operates a defined contribution scheme in the UK. The assets of these defined contribution arrangements are held separately from those of the Group in independently administered funds. The expense, in the statement of comprehensive income, relating to the defined contribution section of the Plan is equal to the contributions paid over the period presented, which totaled £40 million for the year ended 31 December 2020 (2019: £38 million).

33.    Financial instruments and capital management
33.1    Financial risk factors and management
The Group's principal financial liabilities comprise bank overdrafts, other loans, finance leases and trade and other payables. The purpose of these financial liabilities is to raise finance for the Group's operations. The Group has various financial assets such as trade receivables, cash and short term deposits.
The main sources of risk arising from the Group's financial instruments are currency risk, interest rate risk, credit risk and liquidity risk. Management of the Group's financial risks is achieved mostly through being a part of the larger Telefónica Group, which operates Telefónica Group wide policies in each area and is able to hedge positions on a Group basis.
The Group's operations expose it to a variety of financial risks including currency risk, credit risk and liquidity risk. No detailed sensitivity analysis is presented, as the Group considers that its risk exposure has been appropriately mitigated. The principal financial risks of the Group and how the Group manages these risks are discussed below.

(a)    Market risk
(i)    Foreign currency risk
The Group operates mainly in the United Kingdom. The Group is exposed to transactional foreign exchange risks arising from various currency movements, primarily with respect to the Euro and US dollar that can affect its results and financial position. The impact of any reasonable change in foreign exchange rates would not have a significant impact on the result of the Group for the year.
The Group also has a small amount of transactional exposure. Such exposure arises from revenues and purchases by an operating unit that is in currencies other than the unit's functional currency. Significant exposures are managed through the use of foreign exchange contracts and the Telefónica Group managing positions on a Telefónica Group wide basis.

O2 Holdings Limited

Notes to the financial statements

33.    Financial instruments and capital management (continued)
33.1    Financial risk factors and management (continued)
(a)    Market risk (continued)
(ii)    Cash flow and fair value interest rate risk
Interest rate risk is the risk that fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.
The Group's interest rate risk arises primarily from the effects of movements in interest rates on the value of the Group's long-term borrowings and interest received on cash and cash equivalents. The Group's long term borrowings and other financial assets are at fixed interest rates. The majority of the Group's cash and cash equivalents are deposited with a central Telefonica
Group company that pays interest at variable market rates.
The impact of any reasonable change in interest rates would not have a significant impact on the result of the Group for the year.
Effective interest rates and re-pricing analysis
In respect of income-earning financial assets and interest-bearing financial liabilities, the following table indicates the periods in which they re-price or mature (whichever date is earlier). Their effective interest rates at the statement of financial position date are disclosed in Note 22. Accrued interest has been included in the analysis.

		As at 31 December 2020
		One year or less £m	One to five years £m	Total £m
Other financial assets	Sterling	71	63	134
Cash and cash equivalents	Sterling	152	-	152
	Euro	10	-	10
	USD	2	-	2
Total cash and cash equivalents		164	-	164
Other loans and borrowings	Sterling	-	(964)	(964)
Total		235	(901)	(666)
		As at 31 December 2019
		One year or less £m	One to five years £m	Total £m
Other financial assets	Sterling	61	57	118
Cash and cash equivalents	Sterling	295	-	295
	Euro	9	-	9
	USD	1	-	1
Total cash and cash equivalents		305	-	305
Other loans and borrowings	Sterling	-	(964)	(964)
Total		366	(907)	(541)
(b)    Credit risk
Credit risk is the risk that a counterparty will not meet its obligation under a financial instrument or customer contract, leading to a financial loss.
The Group’s principal credit risks are attributable to its trade receivables and contract assets. Trade receivables and contract assets as presented in the statement of financial position are net of provisions for estimated credit losses.

O2 Holdings Limited

Notes to the financial statements

33.    Financial instruments and capital management (continued)
33.1    Financial risk factors and management (continued)
(b)    Credit risk (continued)
At the statement of financial position date there were no significant concentrations of credit risk, with exposure spread over a large number of counter-parties and customers. The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the statement of financial position. The Group does not require collateral in respect of financial assets.

(i)    Trade receivables and contract assets
The Group provides services to individuals and business customers on credit terms. The Group expects that some debts due will not be paid as a result of the default of a small number of customers. The expected credit loss rates are based on historical results and future expectations, the economic and competitive environment and other relevant factors to determine the provision for credit losses. A significant, unanticipated downturn in the major economies that the Group operates in or negative industry trends could require an increase in the estimated level of debts that will not be collected, which would negatively impact the operating results. The exposure to credit risk is monitored on an ongoing basis.
The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. The contract assets relate to unbilled revenue and have substantially the same characteristics as the trade receivables for the same types of contracts.
The loss allowance was determined for trade receivables and contract assets at 31 December 2020 and 31 December 2019 as follows:

	Contract assets		Trade receivables
	31 December 2020 £m	31 December 2019 £m	31 December 2020 £m	31 December 2019 £m
Current amounts	304	285	1,179	1,014
Amounts past due:
–Less than 90 days	-	-	49	59
–Between 90 and 180 days	-	-	16	23
–Between 180 and 360 days	-	-	5	30
–Over 360 days	-	-	41	55
Loss allowance	(17)	(16)	(171)	(160)
Total	287	269	1,119	1,021
Amounts above are presented including VAT.
For the receivables which are not impaired and which are overdue at the reporting date, there has been no indication that their payment obligations will not be met.

O2 Holdings Limited

Notes to the financial statements

33.    Financial instruments and capital management (continued)
33.1    Financial risk factors and management (continued)
(b)    Credit risk (continued)
(i)    Trade receivables and contract assets (continued)
The movement in the trade receivables and contract assets loss allowance during the year is as follows:

	Contract assets £m	Trade receivables £m
Loss allowance at 1 January 2020	16	160
Increase in loss allowance recognised in profit or loss during the year	2	184
Receivables written off during the year as uncollectable	(1)	(164)
Unused amount reversed	-	(9)
Loss allowance at 31 December 2020	17	171

Trade receivables and contract assets are written off where there is no reasonable expectation of recovery. Impairment losses on trade receivables and contract assets are presented as net impairment losses within operating profit in the statement of comprehensive income. Subsequent recoveries of amounts previously written off are credited against the same line item.

(c)    Liquidity risk
Liquidity risk is the risk that an entity will encounter difficulty in meeting its obligations associated with financial liabilities.
Management of the Group's liquidity risk is achieved mostly through being a part of the larger Telefónica Group, which operates Telefónica Group wide policies in this area. The Group holds financial assets primarily in short-term deposits with a central Telefónica Group company that are readily convertible to known amounts of cash. These measures help keep liquidity risk low.
The following tables set out contractual undiscounted cash outflows of financial liabilities, including interest payments:

	As at 31 December 2020
	Greater than one year	One year or less	Total
	£m	£m	£m
Borrowings	989	19	1,008
Trade and other payables	5	2,177	2,182
Total financial liabilities	994	2,196	3,190

	As at 31 December 2019
	Greater than one year	One year or less	Total
	£m	£m	£m
Borrowings	997	17	1,014
Trade and other payables	4	2,337	2,341
Total financial liabilities	1,001	2,354	3,355

O2 Holdings Limited

Notes to the financial statements

33.    Financial instruments and capital management (continued)
33.1    Financial risk factors and management (continued)
(c)    Liquidity risk (continued)
The following tables set out the maturity analysis of financial assets that are held to manage liquidity risk:

	As at 31 December 2020
	One to five years	One year or less	Total
	£m	£m	£m
Trade and other receivables	230	1,410	1,640
Other financial assets	63	71	134
Cash and cash equivalents	-	164	164
Total financial assets	293	1,645	1,938
	As at 31 December 2019
	One to five years	One year or less	Total
	£m	£m	£m
Trade and other receivables	258	1,257	1,515
Other financial assets	57	61	118
Cash and cash equivalents	-	305	305
Total financial assets	315	1,623	1,938

Supplier financing arrangements
The Company utilises a bill of exchange facility offered by Apple though two programme leads, Citi & Macquarie. The objective of the facility is to improve the capital efficiency of the Company and better manage the working capital of inventory by aligning payment terms with similar types of suppliers. Under the facility, the Company extends payment terms on Apple devices, from 30 days to 90 days for a fee. The facility is an important part of the Company’s management of working capital. The total size of the facility is £380 million but can be increased if required. On average, £200 million is used on the facility at any point in time. This can fluctuate based on supply, demand, seasonality, device launches, sales and customer demand. Further details about our accounting policy for financial assets can be found on page F-18.

33.2    Capital management
The Group's capital comprises share capital, a capital reserve (see Note 28) and retained earnings.
The Group's objectives when managing capital are to safeguard the Group's ability to continue to operate as a going concern, to maintain optimal capital structure commensurate with risk and return and to reduce the cost of capital.
In order to maintain or adjust the capital structure, the Group may pay dividends to its shareholder, return capital to its shareholder, issue new shares or sell assets to reduce debt or draw down more debt.

O2 Holdings Limited

Notes to the financial statements

33.    Financial instruments and capital management (continued)
33.2    Capital management (continued)
The Group’s total capital and gearing is as follows:

	31 December	31 December
	2020	2019
	£m	£m
Total borrowings (Note 22)	964	964
Less: cash and cash equivalents (Note 29)	(164)	(305)
Net debt	800	659
Total equity	5,233	5,117
Total capital	6,033	5,776
Gearing ratio	13%	11%

33.3    Financial assets
The classification of financial assets for the year ended 31 December 2020 is as follows:

	Fair value through profit or loss Held to sell £m	Amortised cost £m	Total carrying amount £m
Trade receivables	-	120	120
Contract assets	-	110	110
Other financial assets	-	63	63
Non-current financial assets	-	293	293
Trade receivables	677	371	1,048
Contract assets	-	177	177
Other financial assets	-	71	71
Accrued income	-	144	144
Cash and cash equivalents	-	164	164
Current financial assets	677	927	1,604
Total financial assets	677	1,220	1,897

For the years ended 31 December 2020 and 31 December 2019 there are no financial assets classified as: fair value through profit or loss using the fair value option; fair value through other comprehensive income (debt or equity instruments); or hedges.
All financial assets held at fair value through profit or loss are classified as level 2 in the measurement hierarchy and are measured using other directly observable market inputs. There are no financial assets classified as level 1 (quoted prices) or level 3 (inputs not based on observable market data).

The Company undertakes factoring of trade receivables through a scheme provided by HSBC, Bank of America & MUFG. The objective of the scheme is to improve the capital efficiency and working capital management of the Company by monetising handsets sold to customers who have taken out a Refresh CCA by selling the receivable. Under the scheme, the Company is able to bring forward and capitalise on 36 months of customer cash flow. The scheme is an important part of the Company’s management of working capital. The balance drawn down on the facility is £720m as at 31 December 2020 (2019: £669m). The total size of the facility is £888m. Further details about our accounting policy for financial assets can be found on page F-18.

O2 Holdings Limited

Notes to the financial statements

33.    Financial instruments and capital management (continued)
33.4    Financial liabilities
For the year ended 31 December 2020 all financial liabilities were held at amortised cost.

34.    Related party transactions
During the period, the Group entered into transactions with related parties as follows:

	Year ended 31	Year ended 31
	December 2020	December 2019
Income from related parties	£m	£m
Tesco Mobile Limited	206	209
Telefónica Insurance, S.A.	33	30
Telefónica Germany GmbH & Co OHG	1	2
Telefónica S.A. and subsidiaries	2	1
Other related parties	3	6
Total income from related parties	245	248

	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Expenses to related parties
Telefónica de España S.A.U	(29)	(35)
Telefónica S.A. and subsidiaries	(26)	(25)
Telfin Ireland Limited	(13)	(17)
Telefónica Global Roaming, GmBH	(8)	(8)
Telefónica Global Solutions, S.L.U.	(16)	(8)
Telefónica Móviles España, S.A.U.	(6)	(15)
Telefonica Digital Limited	(6)	(3)
Other related parties	(4)	(6)
Total expenses from related parties	(108)	(117)
At the dates presented the Group had the following balances arising from transactions with related parties:

	As at 31 December 2020 £m	As at 31 December 2019 £m
Receivables from related parties
Telefónica Móviles España, S.A.U	2	8
Telefonica O2 Holdings Limited	11	8
Tesco Mobile Limited	20	21
Telefónica Global Solutions, S.L.U.(formerely Telefónica International Wholesale Services)	3	3
Telefónica Germany GmbH & Co OHG	9	10
Telefónica S.A. and subsidiaries	1	1
Telefonica Digital Limited	1	1
Other related parties	2	5
Total receivables from related parties	49	57

O2 Holdings Limited

Notes to the financial statements

34.    Related party transactions (continued)

	Year ended 31 December 2020 £m	Year ended 31 December 2019 £m
Payables to related parties
Telfin Ireland Limited	(964)	(964)
Telefonica O2 Holdings Limited	(9)	(6)
mmO2 Limited	-	(88)
Telefónica Factoring Espana, S.A.	(119)	(107)
Telefonica Germany Holdings Limited	(38)	(39)
Telefónica Global Solutions, S.L.U. .(formerely Telefónica International Wholesale Services)	(2)	(7)
Telefonica Digital Limited	(14)	(12)
Telefónica S.A. and subsidiaries	(20)	(11)
Telefónica de España, S.A.U.	(4)	(6)
Telefónica Móviles España, S.A.U.	(4)	(5)
O2 Europe and subsidiaries	(9)	(6)
Telefónica Global Roaming, GmBH.	(2)	(2)
Telefónica Germany GmBH.	(2)	(3)
Other related parties	(2)	(1)
Total payables to related parties	(1,189)	(1,257)

Details of receivables and payables to and from the immediate parent company of the Group are contained in Notes 20 and 25. At date of authorisation there is a new ultimate parent company and immediate parent company. Please refer to Note 37 for further details and for details on settlement of the Telfin loans.
Included within cash equivalents at 31 December 2020 is £160 million (2019: £315 million) of funds deposited with Telfisa Global B.V., a related party, which are repayable on demand.
All related party transactions relate to regular trading activities of the Company on an arm’s length basis.
Related party transactions with Directors and key management are detailed in Note 8.

35.    Contingent Liabilities
Phones 4u
Legal proceedings have been issued in the High Court against the Group by the Administrators of Phones 4u. The Group has vigorously denied the allegations and filed its defence to this claim in April 2019. No provision has been made in relation to this matter.

36.    Other matters
As disclosed in previous years the Group has been addressing a request for disclosure made by governmental authorities which is related to possible violations of anti-bribery laws and regulations. The Group continues to co-operate with the governmental authorities investigating this matter which is still ongoing. Also the Group continues to conduct its own internal investigation on the matter. Whilst it is not possible at this time to predict the full scope or duration of this matter or its eventual outcome, the Group considers it can make a reliable estimate of the outcome and has made an accrual for this amount at 31 December 2020 (31 December 2019 : an accrual was made).
Additional disclosures of the matters required by IAS 37 have not been provided as permitted by IAS37 para 92 as the directors believe that further disclosure will be seriously prejudicial to future developments on this matter.

O2 Holdings Limited

Notes to the financial statements

37.    Subsequent events
In January 2021, we announced a new Master Services Agreements for Cornerstone Telecommunications Infrastructure Limited (CTIL), the jointly owned and managed venture between O2 and Vodafone. The new arrangement will provide operational  simplicity and efficiency,  in addition it will  enable CTIL to generate revenue by offering space on infrastructure to third parties.

In March 2021 we announced an investment of £448m in Ofcom’s spectrum auction to secure the right spectrum for our business needs. We obtained 8 x 3.6 GHz lots and 2 x 700 MHz paired frequency lots. This additional spectrum will allow for further coverage and capacity improvements in our network, demonstrating our continued commitment to the UK Market and the very best connectivity for our customers.

On 8 April 2021 Telefónica, S.A. and Liberty Global announced the appointment of Lutz Schüler as CEO and Patricia Cobian as CFO of the proposed joint venture company if approved by the Regulatory authorities. Consequently, Mark Evans will step down as CEO of the Telefonica UK Group upon the completion of the proposed joint venture arrangement.

On 23 April 2021, following the completion of the 3.6 – 3.8 GHz 5G Spectrum auction, the Group signed an agreement with Vodafone Plc to swap certain bands within their respective 5G Spectrum holdings to create more efficient blocks of 5G Spectrum. The swap will, subject to approval from Ofcom, create a contiguous block of 80 MHz for the Group. This will enable improved coverage for customers, contiguous blocks support faster speeds, lower latency and greener 5G services.

On 26 May 2021 Telefonica O2 Holdings Limited subscribed to 1,411,616 ordinary shares in O2 Holdings Limited for a consideration of £1,412 million. O2 Holdings Limited used the proceeds to subscribe to 1,411,616 ordinary shares in Telefonica UK Limited for a consideration of £1,412 million. On the same day Telefonica UK Limited used the proceeds to settle the borrowings with Telfin Ireland for £965 million and with Telfisa Global BV for £449 million.
On 28 May 2021 a dividend of £354 million was declared by Telefonica UK Limited and paid to O2 Holdings Limited. On the same day O2 Holdings Limited declared and paid a dividend of £354 million to Telefonica O2 Holdings Limited.
On 1 June 2021 the share capital of O2 Holdings Limited was sold to VMED O2 Limited, a joint venture company owned by Telefonica SA and Liberty Global plc. Therefore from this date onward the O2 Holdings Group had a new immediate parent, VMED O2 UK Holdco 4 Limited, and a new ultimate parent, VMED O2 UK Limited.

38.    O2 and Virgin Media Joint Venture
On 1 June 2021, following the receipt of regulatory approval from the Competition and Markets Authority, Telefónica, S.A. and Liberty Global completed on the agreement to combine the O2 and Virgin Media businesses to create a 50:50 joint venture in the UK.
Telefonica O2 Holdings Limited, the ultimate UK parent company, contributed its entire issued share capital in O2 Holdings Limited and its group (O2 Group) as consideration for shares in VMED O2 UK Limited the newly created and jointly controlled group. At the same time Liberty Global Group contributed the same for the Virgin Media Group.
Following a dividend distribution pre completion of £5,439 million, the preliminary fair value of the shares issued to Telefonica O2 Holdings Limited is estimated to be £6,939 million. Acquisition costs have not been borne by the Group headed by O2 Holdings Limited.

O2 Holdings Limited

Notes to the financial statements

39.    Parent company and controlling party
At 31 December 2020, the immediate parent company was Telefonica O2 Holdings Limited, a company incorporated in England and Wales. Copies of the financial statements of Telefonica O2 Holdings Limited may be obtained from 260 Bath Road, Slough, Berkshire, SL1 4DX.
The ultimate parent company and controlling party at 31 December 2020 was Telefónica, S.A., a company incorporated in Spain, which prepares consolidated financial statements. Consolidated financial statements of Telefónica, S.A. may be obtained from Gran Via 28, Madrid, Spain.

On 1 June 2021 the share capital of O2 Holdings Limited was sold to VMED O2 Limited, a joint venture company owned by Telefonica SA and Liberty Global plc. Therefore from this date onward the O2 Holdings Group had a new immediate parent and a new ultimate parent. Financial statements of Liberty Global plc may be obtained from Griffin House, 161 Hammersmith Road, London W6 8BS.

LIBERTY GLOBAL PLC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

General

The accompanying unaudited pro forma condensed consolidated financial statements of Liberty Global plc (Liberty Global) give effect to the U.K. JV Transaction (as defined and described below) as if such transaction had occurred on January 1, 2020. These unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations that Liberty Global will obtain in the future, or that Liberty Global would have obtained if this transaction had been completed on the date indicated above. The pro forma adjustments made are based upon currently available information and upon certain assumptions that Liberty Global believes are reasonable, and may differ from actual amounts. These unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, (i) Liberty Global’s condensed consolidated financial statements for the three months ended March 31, 2021 included in its Quarterly Report on Form 10-Q filed May 5, 2021 and (ii) Liberty Global’s consolidated financial statements for the year ended December 31, 2020 included in its Annual Report on Form 10-K/A filed February 16, 2021 and amended March 30, 2021.

The pro forma adjustments presented in (i) the accompanying unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2021 are based on an average exchange rate for the period of 1.3789 U.S. dollars per British pound sterling and (ii) the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2020 are based on an average exchange rate for the period of 1.2827 U.S. dollars per British pound sterling. In addition, convenience translations into U.S. dollars are calculated as of March 31, 2021. In these unaudited pro forma condensed consolidated financial statements, the terms “we,” “our” and “us” may refer, as the context requires, to Liberty Global or collectively to Liberty Global and its subsidiaries.

U.K. Joint Venture Transaction

On June 1, 2021, pursuant to an agreement dated May 7, 2020 (the Contribution Agreement) with, among others, Telefónica SA (Telefónica), a 50:50 joint venture with Telefónica was created (the VMED O2 JV). In connection with this transaction, which we refer to herein as the “U.K. JV Transaction”, (i) we contributed to the VMED O2 JV certain entities (the U.K. JV Entities), comprising (a) the United Kingdom (U.K.)-based operations of Virgin Media Inc., our then wholly-owned subsidiary, and (b) certain other Liberty Global subsidiaries, and (ii) Telefónica contributed to the VMED O2 JV its U.K. mobile business (O2 Holdings Limited), creating a nationwide integrated provider of residential and business-to-business communications services. Following the completion of the U.K. JV Transaction, we account for our 50% interest in the VMED O2 JV as an equity method investment.

Pursuant to an agreement entered into in connection with the closing of the VMED O2 JV (the U.K. JV Framework Agreement), Liberty Global and Telefónica each provide certain services to the VMED O2 JV on a transitional or ongoing basis (collectively, the U.K. JV Services). Pursuant to the terms of the U.K. JV Framework Agreement, the ongoing services will be provided for a period of two to six years depending on the type of service, while transitional services will be provided for a period of no less than 12 months after which both parties shall be entitled to terminate based on specified notice periods. The U.K. JV Services provided by Liberty Global consist primarily of (i) technology and other services and (ii) capital-related expenditures for assets that will be used by or will otherwise benefit the VMED O2 JV. Liberty Global charges both fixed and variable fees to the VMED O2 JV for the U.K. JV Services it provides during the term of the U.K. JV Framework Agreement.

LIBERTY GLOBAL PLC
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	Three months ended March 31, 2021
	Historical Liberty Global	Contribution of U.K. JV Entities (1)	Liberty Global, as adjusted	Pro forma adjustments		Pro forma Liberty Global
	in millions, except share and per share amounts

Revenue	$3,615.3	$(1,635.0)	$1,980.3	$74.4	(2)	$2,054.7
Operating costs and expenses (exclusive of depreciation and amortization):
Programming and other direct costs of services	1,110.6	(528.5)	582.1	10.2	(3)	592.3
Other operating	524.1	(236.2)	287.9	—		287.9
Selling, general and administrative	676.7	(223.1)	453.6	—		453.6
Depreciation and amortization	634.2	—	634.2	—		634.2
Impairment, restructuring and other operating items, net	44.4	0.3	44.7	—		44.7
	2,990.0	(987.5)	2,002.5	10.2		2,012.7
Operating income	625.3	(647.5)	(22.2)	64.2		42.0
Non-operating income (expense):
Interest expense	(335.1)	230.5	(104.6)	—		(104.6)
Realized and unrealized gains on derivative instruments, net	811.1	(195.1)	616.0	—		616.0
Foreign currency transaction gains, net	303.1	(125.4)	177.7	—		177.7
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	194.6	—	194.6	—		194.6
Share of results of affiliates, net	1.7	—	1.7	24.7	(4)	26.4
Other income (expense), net	10.1	(94.9)	(84.8)	—		(84.8)
	985.5	(184.9)	800.6	24.7		825.3
Earnings before income taxes	1,610.8	(832.4)	778.4	88.9		867.3
Income tax benefit (expense)	(170.5)	174.2	3.7	(2.3)	(5)	1.4
Net earnings	1,440.3	(658.2)	782.1	86.6		868.7
Net earnings attributable to noncontrolling interests	(54.9)	—	(54.9)	—		(54.9)
Net earnings attributable to Liberty Global shareholders	$1,385.4	$(658.2)	$727.2	$86.6		$813.8

Basic earnings attributable to Liberty Global shareholders per share	$2.41					$1.42
Diluted earnings attributable to Liberty Global shareholders per share	$2.37					$1.39

Weighted average ordinary shares outstanding:
Basic	575,114,550					575,114,550
Diluted	584,622,075					584,622,075

LIBERTY GLOBAL PLC
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	Year ended December 31, 2020
	Historical Liberty Global	Contribution of U.K. JV Entities (1)	Liberty Global, as adjusted	Pro forma adjustments		Pro forma Liberty Global
	in millions, except share and per share amounts

Revenue	$11,980.1	$(6,076.7)	$5,903.4	$279.7	(2)	$6,183.1
Operating costs and expenses (exclusive of depreciation and amortization):
Programming and other direct costs of services	3,437.0	(1,911.9)	1,525.1	38.5	(3)	1,563.6
Other operating	1,777.2	(890.4)	886.8	—		886.8
Selling, general and administrative	2,218.3	(821.7)	1,396.6	—		1,396.6
Depreciation and amortization	2,331.3	(572.0)	1,759.3	—		1,759.3
Impairment, restructuring and other operating items, net	98.6	(23.5)	75.1	—		75.1
	9,862.4	(4,219.5)	5,642.9	38.5		5,681.4
Operating income	2,117.7	(1,857.2)	260.5	241.2		501.7
Non-operating income (expense):
Interest expense	(1,188.5)	729.1	(459.4)	—		(459.4)
Realized and unrealized losses on derivative instruments, net	(879.3)	537.2	(342.1)	—		(342.1)
Foreign currency transaction losses, net	(1,416.3)	(224.3)	(1,640.6)	—		(1,640.6)
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	45.2	(9.6)	35.6	—		35.6
Losses on debt extinguishment, net	(233.2)	177.3	(55.9)	—		(55.9)
Share of results of affiliates, net	(245.3)	—	(245.3)	(473.3)	(4)	(718.6)
Other income (expense), net	76.1	(359.6)	(283.5)	—		(283.5)
	(3,841.3)	850.1	(2,991.2)	(473.3)		(3,464.5)
Loss before income taxes	(1,723.6)	(1,007.1)	(2,730.7)	(232.1)		(2,962.8)
Income tax benefit	256.9	(95.2)	161.7	(8.4)	(5)	153.3
Net loss	(1,466.7)	(1,102.3)	(2,569.0)	(240.5)		(2,809.5)
Net earnings attributable to noncontrolling interests	(161.3)	—	(161.3)	—		(161.3)
Net loss attributable to Liberty Global shareholders	$(1,628.0)	$(1,102.3)	$(2,730.3)	$(240.5)		$(2,970.8)

Basic and diluted loss attributable to Liberty Global shareholders per share	$(2.70)					$(4.93)
Weighted average shares outstanding - basic and diluted	602,083,910					602,083,910

LIBERTY GLOBAL PLC
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)Represents the impact of the contribution of the U.K. JV Entities to the VMED O2 JV. The revenue and expenses of the U.K. JV Entities represent the results of transactions with third parties and do not include the results of transactions between Liberty Global and the U.K. JV Entities.

(2)Represents the estimated revenue associated with the U.K. JV Services provided by Liberty Global to the VMED O2 JV pursuant to the U.K. JV Framework Agreement. The pro forma adjustments for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the estimated U.K. JV Framework Agreement charges for the first three months and year, respectively, following the completion of the U.K. JV Transaction. These estimates would likely differ from the actual related-party recharges that would have occurred had the U.K. JV Framework Agreement been in place effective January 1, 2020.

(3)Represents the estimated incremental costs associated with the U.K. JV Services provided by Liberty Global to the VMED O2 JV pursuant to the U.K. JV Framework Agreement. The pro forma adjustments for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the estimated U.K. JV Framework Agreement charges for the first 3 months and 12 months, respectively, following the completion of the U.K. JV Transaction. These estimates would likely differ from the actual costs that would have been charged had the U.K. JV Framework Agreement been in place effective January 1, 2020.

(4)Represents our 50% share of the pro forma net earnings or loss of the VMED O2 JV for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. The details used to determine our 50% share of the pro forma results of the VMED O2 JV are set forth below:

	Three months ended March 31, 2021	Year ended December 31, 2020
	in millions

Pro forma VMED O2 JV net earnings or loss:
Historical net profit of O2 Holdings Limited (IFRS)	$237.3	$780.4
Adjustments to present O2 Holdings Limited’s historical net profit in accordance with U.S. GAAP (a)	(3.4)	(44.4)
Historical net earnings of the U.K. JV Entities	658.2	1,102.3
Depreciation and amortization expense (b)	(343.1)	(856.0)
U.K. JV Services expense (c)	(70.0)	(260.8)
Impact of application of fair value accounting (d)	(429.7)	(1,668.1)
Pro forma net earnings (loss) of the VMED O2 JV	49.3	(946.6)
Liberty Global’s 50% share of the VMED O2 JV’s pro forma results	$24.7	$(473.3)
_______________

(a)The historical financial statements of O2 Holdings Limited are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS) and the historical financial statements of Liberty Global are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). Amounts relate to differences between IFRS and U.S. GAAP, most notably with respect to the accounting for leases and deferred income taxes.

(b)Represents the depreciation and amortization of the long-lived assets of the U.K. JV Entities from January 1, 2021 through March 31, 2021 and from May 7, 2020 through December 31, 2020, respectively, in both cases net of taxes, based on the U.K. statutory income tax rate of 19.0%. In connection with the application of held-for-sale accounting, Liberty Global ceased to depreciate or amortize these long-lived assets on May 7, 2020, the date of the Contribution Agreement.

(c)Represents the estimated pro forma expenses of the VMED O2 JV associated with the U.K. JV Services, net of taxes, based on the U.K. statutory income tax rate of 19.0%.

(d)Represents the impact to the VMED O2 JV’s pro forma net earnings or loss associated with the application of fair value accounting to the net assets of the VMED O2 JV, which resulted in, among other items, increases to the carrying values of the long-lived assets of the VMED O2 JV.

(5)Based on applicable U.K. tax law, we have assumed there will be no tax impact associated with the pro forma adjustments related to the recognition of Liberty Global’s 50% share of the pro forma net earnings or loss of the VMED O2 JV. The estimated revenue and direct costs associated with the U.K. JV Services described in notes 2 and 3 are subject to tax in either the U.K. or Netherlands, as applicable. The portion of the pro forma adjustments related to the net earnings from the U.K. JV Services that are attributable to the U.K. have been tax-effected at the U.K. statutory rate of 19%, after consideration of Liberty Global’s available U.K. net operating losses. As Liberty Global’s Dutch net operating losses and other deferred tax assets are not considered to be fully realizable, we have assumed that there will be no tax impacts associated with the pro forma adjustments related to the net earnings from the U.K. JV Services attributable to the Netherlands.